Exhibit 99.1

[The below statement was distributed or made virtually available to all symposium attendees.]

Welcome to the 2022 Plug Symposium. The presentations and discussions at this Symposium will include “forward-looking statements” about Plug Power Inc. (“Plug”). These forward-looking statements will contain projections of Plug’s future results of operations, or of Plug’s business or financial position, or other forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon the current expectations, estimates, forecasts and projections as well as the current beliefs and assumptions of Plug’s management and are subject to significant risks and uncertainties and include, but are not limited to, statements about: Plug’s ability to achieve profitability; Plug’s projections regarding its future financial and market outlook, including its ability to achieve forecasted revenue and gross margin targets; Plug’s ability to meet its projections with respect to OPEX leverage, cash generation rate, operating income, and operating cash flows; Plug’s anticipated compound annual growth rate; Plug’s belief that it is on track to become the world’s largest liquid hydrogen generation company and will meet its hydrogen generation capacity goals; Plug’s projections for hydrogen generation, including its expectations regarding the size and capabilities of its new and existing hydrogen generation products and solutions; Plug’s belief that many of its existing sites can be expanded to increase hydrogen output in the near term; Plug’s expectations with respect to green hydrogen demand; Plug’s expectations with respect to its sites in Europe and North America, including their hydrogen storage capabilities, their expected benefits, their anticipated and potential uses, their potential for expansion, and their anticipated green hydrogen output capabilities; the expected timing for construction and completion of Plug’s new project sites and infrastructure updates to Plug’s existing sites; Plug’s ability to enter into larger markets in the near term; Plug’s ability to deliver on its new products and pilot programs; the benefits of Plug’s applications and green hydrogen to consumers, including meeting their environmental sustainability, decarbonization, and other operations goals; Plug’s expectations regarding the output, capabilities, and benefits of its concept design for its green hydrogen production plants; Plug’s expectation that it will meet its installed capacity goals; Plug’s expectations with respect to expansion in Europe and other international markets; the expectation that Plug’s vertical integration and other current Plug strategies will reduce cost to its customers; the expected benefits of Plug’s liquid hydrogen trailer and over-the-road transportation solutions; Plug’s expectation that it will increase production capacity; the expectation that liquefied hydrogen will begin to and will continue to play a critical role in the storage and transportation of hydrogen; Plug’s belief that it will build the best hydrogen infrastructure in the world; the impact of the Inflation Reduction Act on Plug’s expansion plan, its business, its demand, and on the green hydrogen industry generally and the expected benefits of the production tax credit stemming from the Inflation Reduction Act; the potential impacts of further government action in the green hydrogen space; the anticipated benefits and leverage opportunities related to Plug’s European sites; Plug’s expected continued growth and increased production capacities in Europe; the projected annual capacity of Plug’s PEM Innovation Center and Gigafactory; the expected benefits of Plug’s proprietary processes; Plug’s expectation that it will continue to lead the green hydrogen industry; Plug’s sales pipeline expectations; Plug’s expectation that it will continue to expand its employee population across several of its sites; Plug’s expectations with regard to its addressable markets and market opportunity; Plug’s ability to add pedestal and multisite customers and to develop additional sites for new and existing customers; the potential impacts of energy sourcing issues occurring in Europe and other impacts resulting from the war in Ukraine; the expected timing, commencement, and completion of Plug’s project with Hyverse and the joint venture’s ability to provide prime power at utility scale to the grid in South Korea; the expected market opportunity and industry impact of Plug’s stationary power solutions; the anticipated timing of pilots for Plug’s on-road applications; the expected timing, capabilities, benefits, and market for vans built in connection with Plug’s joint venture with Renault; the anticipated impact of RePowerEU, the European fund on hydrogen infrastructure; the potential impacts to Plug of increasing scrutiny of public company efforts to improve environmental, social, and governance strategies; the expected impacts to Plug of the Department of Energy’s loan office efforts to accelerate project financing for energy technologies; the expected interest for the corporate bond market for green hydrogen; Plug’s expectation that its equity capital can increase its ability to execute on strategy; Plug’s ability to integrate larger scale projects and increase hydrogen output; Plug’s expectation and ability to break even on operations for its fuel business; Plug’s projected financial figures regarding its merchant fuel and equipment business; Plug’s ability to scale its business and maintain competitive advantages in the green hydrogen market; Plug’s expectations with regard to the potential of its stationary applications; Plug’s ability to enter new markets; Plug’s expectations regarding its position in the green hydrogen industry; Plug’s projected economic outlook for its joint ventures and partnerships; Plug’s expectation that it will further grow its network of partners and expand both domestically and internationally; the expectation that the global market for green hydrogen and energy will continue to grow; the impact of supply chain issues on Plug and its financial metrics; Plug’s expectations of increased production of electrolyzers and increased electrolyzer demand; and Plug’s expectation that it will see step function improvement.

You can identify the forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected,” “target” or the negative of such words or other similar words or phrases. Plug believes that it is important to communicate its future expectations to investors. Such statements should not be read as a guarantee of future performance or results. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and Plug undertakes no obligation to update such statements as a result of new information.

[Begin Audio Transcript]

[music]

Andy Marsh: What a pleasure to be here today. I've been on this, and many of you have been on this journey with me over the last 15 years, and it has been a journey as really Plug has built really the first market for hydrogen fuel cells. I can remember the early days, and going into a market which really wasn't that sexy, putting fuel cells into forklift trucks. It doesn't really capture the imagination. Now that video captured the imagination but we learned a lot during that journey.

I had this meeting in Washington Court House, Ohio, and it came after just a disaster of Walmart because one of our suppliers delivered hydrogen, it was poisoned hydrogen. The station they built to support the effort really wasn't that good. The service, which we had third parties doing for us, didn't work. My friends at Walmart said to me, "Plug, if you want to sell anything, you have to be able to provide us the fuel, you had to build the fueling stations, you have to provide the aftermarket service."

I'm not the smartest guy in the world, but I sat back and said, "Hey, if my customer is telling us that's what we have to do to sell product, that's what we'll do." That journey was really important and probably the most important meeting I have had during my career at Plug. Because of that meeting, we began to understand the importance of a hydrogen ecosystem. You couldn't just provide one part of it. You had to really think about it as a system.

That's really what we have done at Plug. We have really built out the hydrogen ecosystem. If you think about it, we have gone out and asked folks to join us. We don't really purchase companies. We've done a lot of acquisitions, but everyone who has come to the Plug team, we asked them to come join us. We bought the first company in Tennessee that knew how to build hydrogen plants.

They're the ones who did the first liquid hydrogen plant ever outside the industrial gas companies. That was really important to us, that United Hydrogen, and we started dreaming about how we could do 500 tons a day of green hydrogen, and we thought to ourselves, "We really needed to have electrolyzer capability. Plug went and asked a group of folks who are really research folks for stacks in Concord, Massachusetts to come join the Plug team.

We bought a company Giner ELX which had the best stack technology in the world. Just go check the DOE website. That's just not Andy Marsh telling you that. Then we went and bought a company that actually knew how to make large-scale electrolyzer systems and plants. This company was in the Netherlands, it gave us a European footprint. The company was Frames. In 18 months, we've taken a company that was 100% oil and gas and transitioned them to renewable energy. That's pretty remarkable, 250 folks both in the Netherlands, and Pune, India. We changed the business models, but they had the skill sets that were required to make the transition possible.

We also understood that cryogenics was really important to the success of this business. That's why, we have two companies that we acquired in Houston, Texas, who were experts in O&G. Again, I think this is Plug thinking through how do you transition these industries? We've taken those team and now they're building cryogenics liquid hydrogen trailers as well as liquefying hydrogen. Folks in Tennessee that we added actually gave us a logistic network. I think probably we have the first or second largest number of hydrogen trucks on the road supporting customers.

There's over-- I was going to say 39, but we have the 40th out there today. We actually have over 40 trailers on the road making sure our customers have hydrogen all the time, and that's really critical. When you think about it and then you get to the fueling stations, you see our large-scale stationary products, you see today we still are putting out lots of fuel cells forklift trucks, we have some good friends from FreezPak here who are kind of leaders in freezer applications for distribution to wholesale folks.

You look around, Plug has actually done it all, and the whole ecosystem, Plug has really made it come together. Hydrogen is really important in this journey that when you take a step back when it comes to climate change, people get all excited about mobility and other items, but 26% of the CO2s being emitted is actually being for things which aren't all that exciting but are really important like making ammonia, like making green steel, like making concrete.

The carbon footprint in those items is as large as the carbon footprint for mobility, but hydrogen certainly is a better solution we believe for many, many commercial applications and mobility today. I think ultimately other applications when it comes to mobility. Hydrogen is really the Swiss Army knife of this transition to renewable energy. We're going to help the world get to net zero, and look, I know that there are a lot of investors in this room, it's a big business opportunity. People like-- No, not Plug. People like Bloomberg and Goldman are talking about this being a 20% of world's energy coming from hydrogen, it could be a $10-trillion-a-year opportunity. It's huge.

Look, when I take another step back and today you're going to hear some really great presentations. Sanjay Shrestha is going to talk about not only the 500 tons in a day green hydrogen that we're developing here across the United States but also our expansion in the Europe where we're building, I know my friends from Antwerp-Bruges are here today where we're building a plant in Antwerp-Bruges of liquid hydrogen. Sanjay said to me and I think you'll hear it from him today and it puts a smile on my face every time he says it, and it's something I believe, we are going to be the category king with green hydrogen. Nobody is doing what we're doing.

Then we're going to hear from Ole Hoefelmann who really, he's come and joined us about 18 or 19 months ago, and took a group of about 15 folks, 20 folks, and turned it into a business for us in the electrolyzer business. This here is a real, real cool picture. That's the first offshore electrolyzer, really, really need, but this business is always going to say has a sales funnel of over $25 billion today.

Sales funnel is not sales, but it just shows the level of interest in this business. On top of that, all he's going to talk about how we have 1.5 gigawatts already for this product that we just really started. Jose is going to talk about all our applications, especially the stationary power market, which when we step back and you think about, as my chairman will tell me, "Andy, you're riding four unicorns." One of them is the great work Sanjay is doing with green hydrogen. Another unicorn for Plug is this electrolyzer business.

In the apps business, Jose is estimating for the US alone, our stationary products can be over $350 billion opportunity in the near term. I think probably many of you have seen what Microsoft said about our products. You're going to hear from our buddy in Europe. I really like this picture. Our buddy in Europe, Benjamin Haycraft who runs our activities about the huge opportunity Plug has in Europe, who today is going to talk about some new pedestal customers in Europe today, going to talk about our HYVIA JV. I think you'll really enjoy that. Now, before I turn it over to the team, I always think, when I think about Plug, what we do is real things.

Last night, most of you were on the tour, and those who are online, you can do a virtual tour. You saw a world-class Gigafactory that Dave Mindnich and his team here in Rochester have been building as well as other plants around the world. If I look out this window, and I know those online can't see it, you see a cryogenic trailer that I actually saw a week ago in Houston, Texas being built. Now it was driven up here from one of our drivers from Tennessee that delivered this to show off our technology outside. Nobody else could show this level of product.

You can see the Plug electrolyzer. It's a 5-megawatt electrolyzer skid that's destined for our plant in Georgia. You see the HYVIA van, and you'll hear more about that van today. A point I always like to emphasize, Plug is not vaporware. This is not just power point, this is real things, and real things are tough sometimes, but Plug does real things. I'm going to get off stage so you can hear the real details, but let me say this, we have a tagline that says, "Hydrogen at Work."

I think if you look around this building outside, you really do see hydrogen at work. It is now my pleasure to introduce our VP of Operations who's done a wonderful job helping really to think through how we scale this business, Dave Mindnich as well as my buddy Dan O'Connell, who again joined the Plug party. We acquired Dan's company years ago, and we've taken that from 4 people to 275, Dan, and Dan is going to tell-- Dan really drove so much of the work that made this facility here in Rochester possible. Dave and Dan, it's time for you guys.

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Dave Mindnich: Thank you Andy, and welcome to the world's first PEM Innovation Center in Gigafactory that Dan and his team have been building over the last two years. A little bit about Dan, a little bit more. Dan has been in the fuel cell industry for over 30 years with his last position, as Andy mentioned, as the CEO of American Fuel Cell. Dan has also been an advocate for this region for a really long time, and he has built a world-class team here in Rochester that you got to meet last night. The team that Dan has built in Rochester is I would put up against any team I've ever seen or worked with, so thank you, Dan, great job. It's on to you, bud.

Dan O'Connell: Thanks, Dave. As Dave said, I've been in this industry a very long time, and a lot of people, as Andy said, have talked about hydrogen, done studies. They've done demonstration projects over and over and over. I sort of got tired of that in my last job, and so when I started American Fuel Cell, I really wanted to move the industry forward. When Andy acquired the company to vertically integrate MEAs, I was really excited because Plug is where they're actually doing things. I love working for Plug because we're actually doing things, and I hope when you took the tour last night, you got a chance to see that this is all a reality, as Andy says.

We are actually putting things into production, and we're putting them into high-volume production, and we've established a team that's capable of doing that. It's really exciting to be here. Thank you very much for coming. I want to walk through the numbers now. This is a 155,000 square foot facility. It's also capable of producing over 2.5 gigawatts output, and that's conservative. I think that's really on the low end, I think there's a lot more that we can produce out of this building as we learn about economies of scale and really scale up the production material and move toward optimization and automation. We're able to make 7 million MEAs here.

This year, we've made over 3 million MEAs, and we continue to ramp up. By the end or the middle of next year, we'll be up around 7 million MEAs. We also have the ability to make a little over 2 million bipolar plates. If you were on the tour last night, you saw our revolutionary stamping process that allows us to stamp another plate every two and a half seconds, so it's pretty impressive out there. Lastly but not least is we'll be able to make over 2000 megawatts of electrolyzer at this facility on an annual basis.

In addition to that, we have a contract with New York Power Authority to bring green electricity from Niagara Falls here, and we turn that into green hydrogen through our electrolyzers. We have the ability also to make 60,000 fuel cell stacks for all the different applications that Andy talked about, all the way from 5 kilowatts up to 125 kilowatts.

Dave: As Dan talked about, we do feel the 2.5 gigawatts is a conservative--

Dan: It's very conservative.

Dave: And we have him on record saying that now, which is good for Andy and myself. Dan mentioned this too, as we gain economies to scale, within the factories, we're really going to focus on how we transition from starting up factories and really densify, automate where it makes sense, and really just build a world-class manufacturing operation to improve quality, reduce costs, and really ramp the facilities, right?

This facility, specifically that Dan has built, provides us with a template that we can mirror globally for as we expand, because as Andy mentioned, the demand is there, and we're going to have to do it right? We want to maximize this, make this footprint as efficient as possible, copy this footprint with new technologies and take it all over the world, which we're really excited about. Right, Dan?

Dan: We definitely are, and I believe that the innovation center is our commitment to not only New York State, but to expand globally. We'll take this footprint and replicate it around the world with some of our various partners to be able to produce everywhere we want to go. I think the [crosstalk]--

Dave: Sorry.

Dan: No, jump right in.

Dave: [laughs]

Dan: It's okay.

Dave: It's really part of our broader company strategy to accelerate the development of the clean hydrogen ecosystem, so it's really important that we achieve this as quick as possible not just for Plug, but as Andy mentioned, for the planet, so we like to talk about what we do here is important. We really believe what we're doing here is important, and we believe that everyone here believes what we're doing is important, and we're not going to fail, not only because we have the right people in place and we have the a really smart team that's going to work their butts off to make it happen, but it's too important for us to fail, right? Like, we're not just trying to do something to make Plug profitable, although that's going to happen. We're trying to do something to make the world a better place for generations after us.

Dan: Yes, and that's what brings us to work every day. We love this technology. We love where we're headed, and we love where Andy has taking the company, and we're really excited to get into high volume. That's the whole reason I was interested in joining Plug. I wanted to make high volume a reality.

Dave: Yes.

Dan: I think we're going to continue to add talented people. As Andy said, we have 275 employees here today in Rochester, and we're going to expand. I think we'll be at 375 next year around this time as we reach full production. We're pretty excited about that. Hopefully, you got to meet some of those talented people last night when you took the tour to hear from them. They'll be available all day, so if you have additional questions, please let them know. I have some great subject matter experts who just love to talk about the technology so please look them up and we can answer any questions you might have. I guess that's--

Dave: Yes, talking to people on Dan's team is awesome because every time you leave the conversation, you're like, "I'm not as smart as I thought I was," so I highly encourage everybody to talk to people from Dan's team, especially the subject matter experts that were on the tour last night. I'm having trouble with the clicker. Well, let me just talk about this while I'm trying to get the clicker to work. This isn't the only facility that we're building in North America right now.

We know Sanjay is standing up plants all over the place, but we have a second plant in New York that we broke ground on in March of this past year. The progress that we've made just since March of 2022 to where we are today is pretty staggering. What I'd like to do is introduce you to Chris Guenther, who's our VP of Automation and Manufacturing Engineering as he tours the new facility in the Vista Industrial Park up in Albany, Slingerlands, New York.

Chris Guenther: Good morning, good afternoon, good evening wherever you may be in the world. I'm Chris Guenther, the vice president of Manufacturing Engineering and Automation here at Plug. We're excited to show you all the progress we've made on the manufacturing facility here in Vista. We broke ground early in Q1 of this year, and so much work has been done. Let's take a look inside. As you can see, there's been a lot of progress made here since ground was broken in Q1. A lot of exciting things happening every day and work continues until we're able to move in. Matt, why don't you tell us a little bit more about this facility and what's going on here?

Matt: Sure. This is a 407,000-square-foot facility located in about 24 acres of land here at Vista Technology Park. The facility here is designed for manufacturing, remanufacturing service as well as gives us the opportunity to bring in some stationary product manufacturing as well. Pretty large campus, certainly allows us potential for future growth here. Material comes into factory in the north end through receiving into warehousing, through sub-assembly, and then flows down our manufacturing lines, so we land in test and verification. Once we verify the product, we ship out to south end to the building here for customer sites.

Chris: Once operation starts up, what is it going to look like day-to-day out here?

Matt: Sure. This will be a pretty busy factory. As we ramp, will be five shifts 24/7, and in about five years we project will be about 1600 employees at this location.

Chris: Why don't we head down to the floor and take a look at a manufacturing line.

Matt: Yes.

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Chris: Now that we've made it through warehousing and outside of the building, let's talk a little bit about the hydrogen infrastructure that will service this site.

Matt: Sure. Behind us here, we have one of our larger GenFuel installations, it's a 18,000-gallon liquid storage tank, cryo pumps, compressors, they actually have two skids in this installation, along with a low-pressure, high-pressure vaporizers and storage tubes. That will serve both the manufacturing center for test as well as fill up our fork trucks material-handling equipment we use inside the building and service as well. Additionally, we have landed location for future backup stationary power that will help power this facility.

Chris: Great. That's good to hear. We're so excited you could join us today virtually for our tour of the Vista manufacturing facility. Hope you can join us in person in the future. Dave, back to you.

Dave: I'd like to point out that seven months ago that was dirt and grass and you saw how much of that shell was built. We're actually starting validation and commissioning activities here in the next couple of weeks and we'll be at full volume transitioning several of our products, if not most of our products that are currently in the Latham manufacturing facility, in that facility in Q1 of this year.

In less than a year, we'll transition from that facility to this facility as a greenfield build at high volume. As we continue to build out our infrastructure, both from a manufacturing standpoint and from a green hydrogen standpoint, we're adding jobs, we're adding capabilities, and we'll continue to add automation as we talked about, densify our factories to make sure we're as competitive as possible globally.

Dan: Stay tuned for additional global manufacturing announcements in the future.

Dave: Yes. Thank you.

Dan: Thank you.

[applause]

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Sanjay Shrestha: Good morning, everybody, and once again, welcome to our Gigafactory and Plug symposium, all of you that are here in person as well as those of you are actually joining us online here today. God, when we first did our symposium in 2019, and when we're doing it four years later, God, it's so exciting to see everything that has happened here, how far we've come along, everything we've done. By the way, even the things we've told you, I believe we've actually exceeded some of those expectations.

Now, you've heard us say this many times before, and by the way, Andy, thank you for that kind introduction earlier. Look, what are we really trying to do? What is our mission at the heart of it all? We are trying to make hydrogen economical, we're trying to make hydrogen easy, and we're trying to make it ubiquitous. We are laser-focused, by the way, in terms of execution, and that is going to allow us to become, and we're very confident about it, we will make sure this happens, we are going to be the category king in this $10 trillion hydrogen economy.

Now, today, I am planning to provide you all, I'm very much looking forward to it, an update on our vertical integration, how that's all playing out. I will provide you all with an update as well on our build-out of the green hydrogen generation network, which is one of a kind, force-majeure resilient green hydrogen generation network that we're building in North America and expanding into the Europe. I know this is near and dear to everybody's heart, I'm sure you all want to hear about what does that mean from a P&L standpoint, how are we going to make money, how we're going to generate cash flow. Yes, I will talk about that as well.

Then finally, what does this Inflation Reduction Act mean for our green hydrogen generation business? How does that change our business? Why we believe it is absolutely a game changer for Plug and for the green hydrogen generation industry? Now, with that, just real quick on the vertical integration. As Andy talked about it earlier today, we've made several acquisitions, and the best part about what we have done here is now there's not a single company in the world that can claim this. You want to buy world-class electrolyzer, you come to Plug. Ole will talk a lot more about it.

You want to buy the world's most efficient liquefier, you come to Plug, and you will hear from Danny on this a little bit in upcoming video here. If you want to actually buy the best payload tanker on-site storage, you also come to Plug, and that's what the acquisition of Applied Cryo Tech is.

When you really think about it, we've now become a one-stop shop. You know what the best part about this is? It's going to help us reduce the cost of our generation network, of our delivery network, but more importantly, customer does not have to change their buying pattern. If they're used to buying hydrogen, we will sell you hydrogen from our green hydrogen generation network.

If you want to actually have a Build Own Operate model, you want to generate hydrogen yourself, that's what you've been doing, more than happy to sell you all that equipment as well. That's where, the best thing for us is, one, it reduces the cost, it helps move the economy forward, and the best part is the customer ends up getting economical solution without having to change their buying pattern. With that, can we please play the video for what's happening in our Houston operation?

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Danny Kennedy: Hi, my name is Danny Kennedy, and I am the VP of Process Technology at Plug Process Systems. We are now Plug Process Systems and the Energy Solutions business unit, and we build hydrogen liquefaction systems. As the hydrogen economy continues to grow and evolve, liquified hydrogen will play a critical role in the storage and transportation of the molecule. Compared to gaseous form, liquified hydrogen significantly lowers the cost of transportation for last mile delivery and reduces the storage footprint at Point of Use facilities.

We are focused on building hydrogen liquefaction plants that will help reduce our overall costs of deliberate hydrogen to our customers. We do this by lowering the capital costs of our facilities and reducing the required energy consumption of our plants. We have taken a standardized approach to engineering and fabrication and are currently building liquefaction plants at 15- and 30-ton-per-day capacities with a road map to build 60-ton-per-day standard plants and larger. We have a clear path forward for the next generation design to reduce the energy requirements by 20% while maintaining a robust and standardized design.

[music]

Bob Ernull: Good morning. I'm Bob Ernull, and welcome to Plug Cryo's manufacturing plant in Houston, Texas. Plug Cryo is a collection of industry experts and a leading manufacturer of highly engineered cryogenic equipment used for the distribution, storage, and vaporization of liquid hydrogen.

Pushing the design envelope is also a key factor in liquid hydrogen tankers with superior payloads, storage tanks with superior thermal performance, and overall, equipment that reduces cost. Behind me is our liquid hydrogen trailer optimized for the continental US. It is volumetrically the largest liquid hydrogen tanker ever manufactured. At the same time, it's the lightest liquid hydrogen tanker ever manufactured and offers unprecedented payloads over the road. An increase in payload improves distribution efficiency and lowers transportation cost. Plug Cryo is currently exploring a multitude of expansion opportunities. In the coming months, we will increase production capacity.

Sanjay: Okay. Again, after this video, so let's talk a bit more about our green hydrogen generation build-out. As all of you probably have heard from us that we are very, very laser-focused on getting our plant in Georgia commissioned by the end of this year. That is going to be the world's first green hydrogen 15-ton-per-day liquid plant. We already have a gaseous hydrogen plant there that we're actually starting to commission and fill some of the low-pressure tube trailers as well as high-pressure tube trailer. With that, why don't we go to the video of Georgia real quick here.

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Brent Koski: Hi, everybody. My name is Brent Koski. I'm the Vice President of Hydrogen Energy here at Plug Power, and I'm joined today by Alan Sharkey, who's our Vice President of Project Execution, as well as Steve Baker, who's our plant manager here at our Woodbine location.

[music]

Male Speaker: It's great to welcome you here today to our 15-ton liquefier here in Georgia. I'll show you some of the progress we're making.

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Male Speaker: I'm coming to you from the Woodbine, Georgia site. This will be the location of our second liquefier. The first one is in Charleston, Tennessee, but this is also the location of our first hydrogen electrolyzer produced by our Electrolyzer team out of Concord, Mass.

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Male Speaker: As you can see, today, we are pouring the foundations, it will soon be ready to receive the major components of the liquefier. The compressors and the cold box, the heart of the system, will be on their foundations in November. By year's end, we will begin commissioning of those components following our rapid pace of construction. The substation is complete, transformers are in place and being ready to provide power to the rectifiers necessary to generate hydrogen for the plant.

[music]

Male Speaker: Behind me is our Pathfinder project, the very first 5-megawatt PEM electrolyzer built by our Concord, Mass team. We are producing two and a half tons of gaseous green hydrogen a day. We'll be able to fill both high- and low-pressure tube trailers on a daily basis.

[music]

Male Speaker: As you can see behind me here, we have about two 90,000-gallon tanks already installed. What you're not seeing is all the civil work we're doing, we had 1,115 piles to be driven in this site, so it's quite a remarkable feat by the team, and keep pushing and we're going to get that green hydrogen out in the street.

[music]

Sanjay: Now, as you just heard from the team, there's a couple of points I just want to highlight here. The foundation that is being poured, by the way, the liquefaction compressor, everything is already in route there. It's not like we are waiting for this or there's any supply chain impact that's going to end up having any challenges there. We feel very, very good about really getting this plant commissioning before the year is over. We'll be ramping up thereafter. Now, beyond that, I'm sure some of you saw the press release that we put out this morning. We have finalized our partnership with Olin. We've finalized the joint venture. That's going to be the next 15-ton plant that we're going to be building in Saint Gabriel, Louisiana.

Now, that is not like our electrolyzer and liquefaction, that's a feed gas plant, but both parties are working together to make sure how you drive the CI score of that plant down to make sure that it is in line with some of our other green hydrogen plants as well. Now, beyond that, another thing we've been doing is we're also working in Tennessee where you all know that we have an existing running 10-ton-per-day liquid hydrogen plant. We're actually expanding that to about 15 tons per day.

We're adding another five tons of gaseous hydrogen there so that we can support near-term network dynamics, which still remains somewhat challenging, frankly, until some of our plants come online, so we can support a high-pressure tube trailer, we can really support all the force-majeure, and things like that that goes on in the industry. Now, that brings me to one point, which is, look, when you add all that up, that actually gets us to about 50 tons of commissioning this year, and I do recognize that that is below the 70-ton number that we've told you about, but a couple of things I want to point out here.

Number one, this is a very conscious decision on our part, by the way, because we want to be a good steward of capital for you all because we had a path to do 20 tons per day of gaseous hydrogen, but we explored that, looked into it, and it made all the sense in the world to abandon that gaseous hydrogen plant and do the liquid plant in those locations. We want to make sure that we're being really, really prudent with our capital allocation as we're building this network and not just necessarily focus on 50 versus 70 as a number.

Now, beyond that, we actually have had some permitting delays with our 45-ton plant in New York. Substation permit finally got received in September of this year, that really delayed that project by 12 months, but that's going to be in full steam ahead, and also consciously we abandoned two projects, by the way. These are infrastructure projects, guys. We want to make sure that we're being very thoughtful about how we build them, how we spend money on them, how are we thinking about return on our capital and return on our shareholders' capital. That's very important, so we also did not pursue those two 30-tons-per-day opportunity, one in Canada as well as one in Pennsylvania.

Now, the next one here is basically, despite all this, I do want to remind everybody that we are absolutely on track to be commissioning 200 tons per day by year end 2023. Now, before I go into some of the details on that, why don't we do a quick video on what's happening in Gateway. This is not necessarily my favorite part because I get to see myself in two places. I find that bit odd, and that is one of my favorite parts of the job right now, going on site and really seeing what's happening. It's so fascinating. It's kind of like your baby is growing and all the things are happening, so with that, let's do a quick video roll on New York.

[music]

Sanjay: You know, when we talk about green hydrogen, its role, that in itself is so fascinating. This just gets you so excited, but when you actually come to the site and look at the infrastructure, as you can see here right in my back, this is what I call green hydrogen at work and at work today. Not 5 years later, not 10 years later, it is happening now, and we're making sure that it is happening now because it's mission-critical from so many different perspectives.

When we're looking at the site this year, you actually see in my back two of the large spheres being built, one of them is actually capable of storing as much as half a million gallon of hydrogen. Between the two, it's about a 1 million gallon of hydrogen that you can store. Why does that matter? That allows us to actually have resiliency with our plant, that allows us to manage ongoing maintenance, and that's very important to have that storage network to keep the plant going from a 24/7 perspective, because that's what our customer needs. Where the construction is happening, that's where you will see the loading dock go. That's where we're going to load all of our hydrogen tankers before they go to the customer site.

What's going to happen is all the way far out to the site, you will actually see mini-substations coming online. Then right next to that will be the rectifiers, that is going to drop the voltage down before it goes into the electrolyzer house. In this site at 45 tons per day, we will have 120 megawatts of electrolyzer. By the way, that's coming from our Gigafactory, which is only 45 miles away from here. This plant will power as many as 50,000 forklifts. This plant can provide enough fuel to power 1,000 class A trucks.

This plant will provide enough fuel to power as many as 7,500 light commercial vehicles. The electrolyzer that I talked about is coming from our Gigafactory. We expect that to be here in the first half of next year. Liquefaction is already going to be here by November of this year. It will actually arrive at the Port of Albany from Europe. We fully expect the power distribution center to be here in first half of next year.

As a matter of fact, we've done something that many probably wouldn't do, we're actually going ahead and working in partnership with NYPA and National Grid to actually build a 500-megawatt substation. That's going to be mega substation, if you would, and that is going to feed power into the STAMP site. Climate change is real. We must act now, and that's what we're doing at the Plug. We're doing it today. It's here. It's real. We're super excited about this, and there's more to come.

Sanjay: All right, it's a good thing. I'm back on, on the stage instead of the screen. Just a couple of points, if I may highlight, it's really a reminiscence of the industrial revolution when you think about this plant in New York. As we lit up the city of Buffalo and transitioned from kerosene to electricity, that's what we're trying to do here by going from diesel to green hydrogen, again, leveraging that hydropower from Niagara Falls some hundred years later. It's so fascinating when you think about it from that perspective. Now, how do you get to our 200 tons a day? Well, first up, we can expand our plant here in New York, the one that you just saw in the video, to 75 tons per day.

We have the land, we have the design, we actually have the substation, and we actually have had a dialogue with NYPA in terms of getting more power feeding into that substation that we're building in partnership with them in National Grid. Second, we are actually building 45-tons-per-day plant in Texas, and that plant is actually, we're breaking ground this quarter. All the permits are in place. We actually have all the long lead time items, that we've already placed an order as well. That is going to be our 45-ton-per-day plant supported by renewable electricity.

This is going to be backed by 345 megawatts of wind farm that is actually about to get completed in that location. Now, another plant that we're going to be expanding is in Georgia. We have an option to expand Georgia from 15 to as much as 45 tons per day. There is land there, there is power availability, which we have already gone through the system impact study. Now, the only thing that we're trying to think about is do you want to optimize it to 30 tons a day or do you want to actually take it all the way to 45 tons per day. Now, the next plant, we are going to expand Tennessee from 15 to 25 tons per day.

When you then take all that consideration as we're exiting 2023 and into 2024, we are going to be the world's largest liquid hydrogen generation company, no questions asked. Let me take you one step further, not just that. As you think about 2025, we're actually going to be almost two times-- actually, more than two times bigger than the second-largest company in terms of liquid hydrogen generation capacity. Another thing that we're doing is we're not going to stop there. If anything, we're going to want to pull that in given everything that's going on in the market, we want to accelerate that substantially beyond 2025, and I'll talk about that somewhere a little bit later here today.

Now, with all these learnings, everything we've done, we're also taking this into Europe. We're actually working with a lot of different partners, and as Andy mentioned, Benjamin will talk a lot more about it later in the day today, but we are looking to have about 100 tons of generation capacity in Europe sometime by 2026.

Again, making us a major, major player in that market on our journey to get to that 1,000 tons per day by 2028. Now, what does this all mean? From a sustainable competitive advantage standpoint, first mover advantage standpoint, folks, what we're doing here, frankly speaking, it's not an easy thing to do, it's very difficult, it's hard, and nobody has done it before. We're trying to do this at the speed and scale that has never been done before either. When you really put that into context, we believe that our first mover advantage, things we have learned. How do you scale electrolyzer?

Ole will talk a lot more about it again later today. How do you really think about optimizing the system design? The gas coming out of the electrolyzer going into the liquefaction, how do you think about optimizing that? What is the best way to source water? How do you think about that? Can you get waste water? How do you optimize the sourcing of that water in various different locations so that you can optimize and maximize that with where the right sun resource is, where the right wind resource is and how do you really think about that.

Some of the things that we're doing are things other folks probably haven't even thought about, frankly, as they go in this journey of building some of these plants. We believe these are going to be a major competitive advantage for us going forward. Look, we're doing this in a time when labor prices are up, commodity prices are up. We have had to deal with some major supply chain issues in the electrical infrastructure space. For example, the substation that I just talked about.

All these things we're doing it, and our focus and our strategy is somewhat simple. You got to stay in nimble, you got to work with the right partners, you got to stay focused and keep on executing in terms of doing what we're doing. Now, the next topic. I think all of you have heard about it. Let me give you a little preview on how are we thinking about the Inflation Reduction Act.

I know there's a panel here later today, you'll actually get to hear a lot more about all the nuances behind it as well, but the most important thing of this Inflation Reduction Act, in our opinion, it's a game changer. What it does is it makes green hydrogen economical versus every single form of gray hydrogen in the market today, period. It will make green hydrogen economical in refining, it will make green hydrogen economical in green ammonia, both for domestic consumption as well as potentially for export. It makes green hydrogen economical in methanol industry. That is already a 25,000-tons-per-day opportunity.

Now, with this PTC, another thing you'll also get is it improves the total cost of ownership for all of our applications; stationary power, mobility power, which Jose will obviously talk quite a bit about it later today. In summary, I think this is a transformational type of an event for the industry where the demand for green hydrogen is probably going to be so much larger that the industry likely remains somewhat supply-constrained, and that's why we are doing what we're doing here.

By the way, don't forget, if we want to transition Class 7 and Class 8 diesel truck into green hydrogen, that is an incremental demand of 200,000 tons per day. Numbers are big and we're just getting started, and we are going to continue to accelerate what we're doing here. Now, let's talk about some numbers here. First off, what does it mean for the payback of our green hydrogen plant? You've heard us say this before.

In the beginning, some of the first plants, the payback is between 8 to 10 years. That's what we've told you. In some cases, that number could be as high as 12 in the beginning, 8 to 12 years, given the world we're in, but with the passes of the production tax credit for green hydrogen, that payback will improve by at least four to five years, meaningful benefit to the IRR of this plant. The second thing that is actually even transformational for the green hydrogen industry and hydrogen economy as a whole is you're going to see major capital formation here. I know we have a panel here later today about that.

Some of you already know solar and wind industry is 20% equity capital instead of being 100% equity capital funded project, what we're doing today is we're basically funding this hydrogen plants because we said, "You have got to get hydrogen right, you've got to get it done, and we're going to take charge to do that."

We've been funding these plants with 100% capital, 100% of our own equity capital, but with PTC, as some of these plants come online, what we think happens is you will at least get a four to five times multiplied effect on that equity capital. As you see the capital stack change from a 100% equity, maybe down to 40% at first, probably 30% again, and down to 20%.

This will follow a very similar pattern that you all saw in the solar and wind industry in the last decade. The capital that we have allocated to build a green hydrogen network, we can probably use that money and do four to five times more than, frankly, even what we've talked about before. Now, it'll be a mess if I don't touch on how does the energy landscape evolve and change in light of everything that's going on. Some of the things we've been working on somewhat behind the scene, if I may put it like that, we have been working on very large integrated renewable and green hydrogen plants.

How do you think about hydrogen plants that are not even 75 tons a day, 100 tons a day, but the plants that are going to be in 1,000 tons per day. We've got a lot of effort going on in dedicated hydrogen pipeline and working with a lot of different partners on that front. We have a lot of work going on in long-duration hydrogen storage, salt cavern, we've got a lot of work going on in that area as well. As you really think about this long-distance dedicated hydrogen pipeline with mega hydrogen sites, what you're going to see is you are actually going to be able to move low-cost renewable generation from the point of generation to the demand center. That will help stabilize the electric grid.

Then all of a sudden you'll see hydrogen become that solution like Andy called it a Swiss knife, that is not going to only decarbonize transportation or industrial application, but it can also decarbonize our electric grid as we think about the whole climate solution going forward. Now, as I said, I will tell you all about numbers as well. Coming to the numbers, in 2023, with our merchant fuel as well as our cryogenic equipment business, we're looking at revenue of about 285 million. We expect that revenue to get and approach almost 4 billion as you start to think about 2030, but here is, I think, the best part, I hope you all will like.

Based on what we're doing, the build-out of our green hydrogen plant, even with some of the existing industrial gas contracts, we are expecting to exit 2023 with an operating break-even performance in our fuel business. That's been a drag for us for a very long time as many of you know, but that's what we believe is going to happen as we exit 2023.

I think that's going to be a big, big shift in our P&L profile for all of you as you look to numbers exiting 2023 as well as in 2024. Now, finally on the overall numbers, we're looking at mid-20% kind of a gross margin for our merchant fuel as well as cryogenic business in 2023, but that number will be well above 30% beyond that as we continue to bring these plants online, and I'm sure Paul will talk a lot more of that as well today.

Look, just to wrap it up, green hydrogen is here today. We're doing everything we can, and we'll continue to do that to make sure that we are going to be the category king in this industry. We believe that all of the learnings we've had to date, our unique industry positioning, and frankly, the balance sheet that we have allows us to execute on our path to becoming a major energy company here in next years to come.

With that, I thank you all for your time, and before I leave the stage, it is my utmost pleasure to introduce my friend Ole Hoefelmann, who's going to talk a lot about all the amazing things we got going on in our electrolyzer business. Thank you everybody.

[applause]

[music]

Ole Hoefelmann: Hello, everybody. Good morning, good afternoon. I'm super excited to be here with you in Rochester and also welcome everybody that's connecting to us online today. I was at one of the first symposiums four years ago as a guest speaker, and you already alluded to earlier, and thanks for the comment. I joined Plug about a year and a half ago.

What I shared with you a year and a half ago was, as Andy said, a team that was about 20 people, and we grew excitedly over the last 18 months. What I'm going to discuss with you a little bit is the progress that we've made. We had a lot of slides that showed you some designs, and I will show you that were all about actually getting things done.

When I was at the symposium last year, I explained to you that we had a PEM electrolyzer stack that we acquired, which was the Giner ELX technology, as Andy referred to as the world's best, and I shared with you some of the designs, some of the things that we're thinking of developing.

Really what we're all about is developing safe, reliable solutions for our customers. Here you have the different setups of the 1 megawatt, the five megawatt and the 10 megawatt array. Our plan and really what we executed over the last few months is to develop an infrastructure that allows us to deliver those things globally with skill sets that we acquired over the last year.

When you look at the structure that we put in place, Andy and I last year met with various customers to understand what their shortcomings were, what they were expecting from the electrolyzer business, and we understood that the technology itself, the electrolyzer stack was not the issue. What people were looking for is companies that could be able to deliver world-scale solutions. At that time, what we ended up doing is we acquired a company called Frames. I think what's important to understand is Frames is a systems integrator.

This is a company that knows how to build solutions for the oil and gas industry. What we ended up doing is acquiring them, bringing them in, and being able to set up our best solutions. What is important is that the Frames organization has the skill set to develop products onshore and offshore. What I wanted to show you here is some of the-- sorry guys.

I'm having a bit of a-- What I wanted to show you here is that with the Frames organization, we acquired a company that has a great skill set that allows us to build our electrolyzers out at scale. What you see out front is a 5-megawatt module that we discussed earlier with Sanjay. Sorry, I'm having a hard time here. I apologize. Let me take a quick break.

What we've done as a team is we've developed a 5-megawatt module, that is the basis that we use for our facility in Georgia. This is a facility that-- Sorry. Let me back up. We've built a 5-megawatt module that we developed for our Georgia facility. Okay. Again, I apologize. I'm having a bit of a hard time today. Let me back up. The team that we've structured is a team that allows us to build the 1-megawatt solutions that we have around the world. I think what's extremely important to see here is that we last year showed you the design of something, that was a drawing, and today what you see here is something that we've actually built and that we're getting ready to deliver at our test facility in the Netherlands.

We've also built 5-megawatt enclosed system. This is super exciting. What we've done here is we've developed 5-megawatt enclosed system that we've delivered at our customer site in Egypt. In order for us to be super successful, what we need to do is we need to have a fabricator network, the ability to be able to build electrolyzers around the world. What we've done is through the acquisition of the Frames organization, been able to build a fabricator network that we've established around the world, and what you see here are the different locations already displayed.

When you go and think about building an electrolyzer solution, what's extremely important is that you don't only think about containerized and enclosed systems but you also start thinking about being able to build plants. What we've been able to do here, and this is something that we do with our engineering partners, we're able to go to our customers and talk to our customers about the plant solution that they want to have developed. What's extremely important is understanding the customer's process, understanding how you integrate with a customer's process, and how you're able to then provide a solution that addresses the customer's need in the end.

What you see here is a design up above of about 100-megawatt facility with our 10-megawatt array that you see on the bottom right. What I'm super excited to share with you is that we've done the world's first. Again, I apologize, I was stumbling a little bit earlier, but in the end, what was extremely important is to explain to you that we have the PEM technology and we have at this point also been able to build the skill sets to build electrolyzer units.

What we've recently done is we've actually built the world's first electrolyzer offshore. This is super exciting, if you think about it, what you're doing here is you have an electrolyzer that is on a platform. Instead of having an electrolyzer sitting on the ground, it is on the platform, and it needs to be able to tilt 15 to 18 degrees, and it needs to be able to overcome the elements.

Think about a platform in the middle of the ocean and you have waves coming over that are three times as high as the platform itself. What we've done here is with our partner Lhyfe, we've created an electrolyzer that is sitting on a platform that's connected to a wind farm and is in the middle of the ocean. Again, this is super exciting and really important to think about.

With the skill sets that we've acquired on the Frames organization, they've understood how to do offshore. They've been working in offshore for years, and so what that allowed them to do is in the end develop this solution here, that's really the world's first. What's important, and it's something that Andy alluded to earlier, when you think about energy and you think about energy transition, what is common here is that you have different countries, different locations around the world that are thinking about doing offshore.

What's extremely important there is when you put the offshore further out, bringing the electricity in through cables is not the most convenient way to do it and not the most cost competitive. What our solution allows us to do, and this is what we're working with customers today that do platforms, that do FPSOs already, what that allows us to do is produce the hydrogen on the ocean offsite and then transport the energy through the hydrogen onshore.

Here, you see some of the depictions of some of the announcements around the world of offshore electricity, and we have one project that we're already working on in Denmark today, which is super exciting. Again, when you think about the future and you think about the growth that we're trying to achieve, having the ability to do the offshore electricity and bring it in with the electrolyzer is really a great opportunity for us, and we have the skill sets to develop that with our customers.

Andy alluded earlier to the fact that we have about a 1.5-gigawatt backlog. I think what I wanted to show you here is that, and it's important also to the point that Sanjay was making earlier, when you look at this, we're looking at different markets. When I originally got into this business about seven or eight years ago, it was all about mobility. Really there was, by the way, you need green hydrogen, how do you get green hydrogen, and by the way, when do you get it to be competitive?

What this allows us to do, the different markets that we have, allows us to go ahead and scale up faster. When you look at the portfolio that we have today and the customers we're working with, you'll see we have customers in ammonia, gas blending, e-fuel, biofuels, and obviously the mobility. What that allows us to do is obviously scale the solution a lot quicker.

We did recently announce a partnership with New Fortress Energy. What I wanted to show here you real quick is we're working with them on 120-megawatt facility down in Texas. It's hydrogen that they're going to use for industrial applications. I think the collaboration with them has been really, really good, and also the work that we've been doing with one of the EPCs to, in the end, design a big facility.

What you see over here is a design of what the facility would look like. What I wanted to show you here again, is we have the 10-megawatt array that I shared with you last year, and then here is actually where we're fabricating those arrays today. Again, we're making progress and we're working with New Fortress Energy on this application which is green hydrogen that they're going to use for industrial applications to existing customers that they have today.

I also wanted to take a quick moment to thank the customers and the partners that we work with. Here the projects that we have around the world. As you see down below is the solutions that I shared with you earlier. I think what's important to note is we're pushing the-- I would say at a speed pretty quickly. We're going very fast and we have customers and partners that have the same pioneering spirits that we have, that are excited to work with us. I do want to thank them because they're putting a lot of trust into us and working with us to help us accelerate the development of our solutions.

Andy alluded to the fact that we have a sales funnel that's about 25 billion which is really super exciting to us. I think, again, the important message on the 25 billion on the electrolyzer site is when you look at the mix that we have today, half of the revenue that the funnel has is around ammonia. The other components that you look at are around methanol and fuels. What that allows us to is, again, to scale faster and allows us to accelerate into the market a lot quicker.

What's also important for us is to have the skill sets to work with our customers to understand those solutions for those markets. That is an important value that we bring to our customer, being able to understand what their process is and how our green hydrogen fits into that. Oops, sorry. Go back.

What was also important, and I shared this with you at the last symposium, is that we wanted to ensure that we have competitive solution and in the end that we're driving down the total cost of ownership for our customers. We continue to work on that. We do that in several ways. One is obviously we have the expertise to work on the balance of the plant. We have the expertise that allows us to reduce the cost of the systems as we build things at scale. We also have the expertise to change our design, to adapt, to look at what is competitively already out there from the oil and gas and some of the larger industries, and then backwards integrate into how we tie that into an electrolyzer.

The other thing that we're doing that's important is we continue to improve the performance of our stack. We continue to work on making the stacks. You saw the MEAs yesterday. We're looking at making them thinner. We're looking at adding more cells to the stack that we have. We're trying to continue to work on it. What we're executing on is being able to do more hydrogen production at a lower cost for our customers. That continues to be a key driver for us.

I wanted to share also a revenue slide here with you. We have a strong ambition for the electrolyzer business. Our objective by 2026 is to have a revenue of close to 1.45 billion and an installed capacity of a little over 3.5 gigawatts. That's in line with what we shared with you already last year. Our ambition for 2030 is an in-stock capacity of 20 gigawatt with a revenue target of 7.3 billion.

Again, a lot of ambition. Andy shared with you earlier, we have a sales funnel of about 25 billion. Not everything necessarily is obviously going to materialize, but it certainly is an indicator of where we can go and that we'll be able to execute on that. I talked last year about concepts. I showed you designs, and then I hopefully proved to you that we have the designs and we know what we're doing. Although I wasn't really sure at the beginning when I started this presentation that I was going to take that across, so, hopefully, that changed. It got a little better.

What we have done, and I think this is important, we're working with, in this case, McDermott, to do a concept design for 1-gigawatt facility. I think what's extremely important, again, is to continue to think about scaling up. It's continue to think about the future, continue to think about modularity, standardization. I'm going to show you a little video here. Again, the key thing is you'll see good concepts, good designs. I expect that they'll be different the next time I am up here and share this with you, but what's important is that we are continuing to think big and that we're continuing to work with customers to scale up.

Why don't we go ahead and start the video please?

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Female Speaker: Plug and McDermott have developed a 1-gigawatt concept design that provides an adaptable framework to accelerate the development of green hydrogen plants. Scaling up hydrogen production and storage are essential steps to meeting growing demand. With multiple gigawatt scale opportunities in play, Plug and McDermott engaged to collaborate on a reference plant design built around Plug's PEM electrolyzers. The design unlocks multiple benefits by integrating modular technologies and optimizing the balance of plant through standardization and centralization.

Plug is the leader in PEM Electrolyzer technology, and McDermott is a world leader in end-to-end design, fabrication, modularization, construction, and storage. Each Plug electrolyzer array produces over 4 tons per day of gaseous hydrogen. The entire plant can produce more than 400 tons per day with instantaneous ramping capability to match both the end-user demand and an intermittent renewable electricity supply. Hydrogen exits the electrolyzer at 40 bar, eliminating the need for first-stage compressors.

For reliable energy storage and to guarantee uninterrupted hydrogen supply downstream, the plant includes the option to produce liquefied hydrogen. Plug liquefaction products coupled with McDermott's storage expertise make storage and transportation of hydrogen safe and efficient. Plug and McDermott are enabling hydrogen at scale through standardization, modularity, optimization, and safety of operation.

[music]

Ole: Again, the work that we're doing there is super exciting. When you go back, we have our foundational brick, which is the 1 megawatt stack. We have that stack that we're integrating into a 1-megawatt containerized solution, a 5-megawatt enclosed solution. The 5-megawatt module that Sanjay talked about for the Georgia facility, which you've seen earlier on the parking lot outside, and obviously our 10-megawatt array. The design that we then have with McDermott is all about scale. It's about scaling up and being able to go all the way to 1 gigawatt and beyond.

Again, I'm super excited by what we're doing and what we've accomplished so far. I'm leaving you with the photo here, which is again, one of the world's first, which is the electrolyzer that is offshore. We're going to continue to work on making hydrogen easy, cost competitive, and ubiquitous. Thank you for your time.

[applause]

[music]

Ole: I'm introducing Jose.

Jose Crespo: Thank you.

Ole: Thanks. Good luck.

Jose: Thank you.

[music]

Jose: Hello, everyone. My name is Jose Luis Crespo. I am the General Manager for the Applications Business Unit at Plug. Thank you for coming to our 4th symposium. It's incredible that we are already on our 4th symposium. Today you have heard from Ole and Sanjay about the incredible things they're doing to create, generate green hydrogen that is economical, is easy, and is ubiquitous.

What I'm going to be talking today is about applications that actually our customers can adopt to make use of this hydrogen and make their operations decarbonize and achieve their goals on sustainability and their sustainability goals. Let me start with our material handling business. In our material handling business, we continue to provide value to our customers with their productivity as we always do but also more than ever, next year in 2023 with our green hydrogen in sustainability as well. This value is what has enabled us to grow in the year 2021 more than 40%.

We are starting to reach a positive value proposition in smaller size, around 50 forklifts or so. We're doing this by providing our customers with hydrogen infrastructure that is tailored for those type of sites. In 2023, we will do that as well by providing our customers with green hydrogen that also is economical. This is going to allow us to double our addressable market and it's going to propel our growth in the industry for the next few years.

When we talk about material handling, the main question that you have is, "What's happening with pedestal customers?" Well, instead of waiting for the question, today I'm going to be talking about it [chuckles] during the presentation. Here, we have the impressive list of pedestal customers that we already have today. In the next slide, I'm going to show you the customers that we're working with that are already signed or we have high confidence that will sign as pedestal customers.

Grainger is a Fortune 500 company in the industrial supply business. We have an MSA with Grainger and we are already working in several sites in 2022 already in engineering and permitting for those sites. In Europe, we have been working for a few years and finally, we are looking at two big players in Europe, Lidl and Asda, two of the biggest retailers in Europe. You will be hearing from them a little later in the presentation and it'll be quite exciting. You'll see.

Now today, we have here FreezPak. FreezPak is going to be talking to us about why fuel cells are the right solution for freezer applications. Also, they're going to be talking to us about why they have closed with us a deal for nine sites, five of which will happen in 2023. Help me welcome to the stage, Dave Saoud and Mike Saoud who are the owners and the co-founders and co-CEOs of FreezPak. Come to the stage.

[applause]

[music]

Jose: You want to roll the video or should I roll the video? There you go. All right. Mike and Dave, thank you so much for joining us, and especially thank you for the journey that we have gone together. Since 2015, we've been working together. You have grown a lot so have we.

Mike Saoud: Yes.

Jose: Why don't you tell us a little bit about your business so everybody understands what you do?

Dave Saoud: In 2001, we started our operations providing cold storage in a small 20,000 cubic foot, 800 pallet freezer. Today we are the leading family-owned third-party food logistics company in real estate, developer of cold storage. By the end of the year, we will have 65 million cubic feet and 315,000 pallet positions of cold storage in operation. We have four facilities under construction and our real estate company BGFP International is planning to build another 15 facilities by 2030.

Jose: The 4 that we have are already on fuel cells, right?

Mike: Yes.

Dave: That's it.

Jose: There you go. That's good. Tell us about your growth. How is the company growing?

Dave: We're building all this infrastructure to support the frozen food industry and our customers. In 2021, the frozen food category did 253 billion in sales. It is expected to grow up to 380 billion by 2030. The number one thing that sets us apart from our competitors is high-quality service. Since a good portion of our business is logistics, we're able to provide a one-stop shop solution.

Jose: Wonderful. On that growth and capturing that market and helping you to get to the point that you are today, how do you think fuel cells have helped you?

Dave: FreezPak made a decision in 2014 as you were alluding to before, that hydrogen fuel cells was going to change our business. That vision has paid off. FreezPak has committed to expand this relationship across the US with Plug fuel cells in hydrogen plant infrastructure. In total, Plug will support 11 sites around the US and including three sites that are currently in operation.

Jose: Operation. Right. I remember when we started, it was a very small [laughs] operation, one side.

Dave: Very small.

Jose: It has been an exciting journey. What do you think the value proposition or can you explain to the team how do you extract value from fuel cells in your operation?

Dave: When we saw it back in Newark Farmers Market, my brother and I looked at each other and we're like, "We need this thing tomorrow." We have gained a productivity boost of 100%. It's really amazing to see a forklift get charged in 90 seconds, as opposed to charging a lead–acid battery takes eight hours to do that.

This is why immediately we're like,-

Jose: Makes sense.

Dave: -"We need this right away." We've saved about 31.5% of electricity costs and as a result, reduce greenhouse gas emissions. On average, we gain about per facility 5,000 to 10,000 square feet of warehouse space that was once used to store those lead-acid batteries. Our real estate costs about three times the amount of a dry warehouse. Every inch of that warehouse is very expensive, and to gain back that space is a huge driver for having Plug's fuel cell infrastructure.

Jose: Absolutely. How do batteries behave in freezer applications? I don't know if everybody can see here, but those guys over there working in their factory, in their warehouses are wearing all these jackets and all that because this is actually a complete building that is a freezer. Batteries in freezers, how do they behave?

Dave: We tested out batteries for years. The first year that we have them, they almost go to waste. We have a problem. They never keep their charge, the warehouse operators don't take care of them. For us, it was a huge thing to have. When that forklift drives seven miles per hour from start to finish as a battery, as the draw comes down, the fourth truck goes at 4 miles an hour. Every second counts in our business to provide service that we provide to our customers, to have that speed to market, for us, that's a huge thing for FreezPak.

Jose: Yes. How about the new buildings that we just sign up? Can you tell us a little bit more about them? Is there something that you want to share?

Mike: The sites we're building have a larger footprint and are taller than ever before. Since we have such a heavy power requirement for these buildings because of the cold storage application, having the ability not to bring additional power in for chargers is huge for us. Because of that, Plug will continue to be a part of our building requirement going forward. As you alluded to, more sites.

Jose: Exactly.

Mike: It's really exciting for us.

Jose: Perfect. What about next? What's next for FreezPak? What are you guys thinking?

Mike: Getting our customers' product speed to market has always been our first priority. Services are first and foremost the most important. We have proven ourselves as a 3PL provider. Our customers are calling on us to build around the country to support their growth. This will mean more sites and more hydrogen infrastructure to come in the future.

Jose: More sites. I like that.

Mike: Yes. So do we.

Jose: As you said before, you have designed your new buildings with fuel cells for material handling in mind. Would you ever go back to batteries?

Mike: This is actually my favorite question.

[laughter]

Mike: Since I take care of most of the operations, as my brother alluded to before, I went to go see your product in 2014 and I couldn't believe that an operator can pull up to a station and be ready to go in 90 seconds. I was astonished. I called my brother up and I was like, "Dave, I don't care what this costs, we are buying it." We were at that point in our career where we had to go three shifts. My dad was like, "No, you can't do that. How are you going to do that?" I was like, "We're going to do it and we're going to be successful at it."

Having the Plug solution was amazing. We did the first deal. Andy got in the phone and helped us get this done because honestly we're a small company and we're putting $2 million of investment into your product and we didn't know if it was going to work. It was tough the first year, but Plug always stepped up to the plate and was there for us and still is. I know that we're confident that nine sites will be a blink of an eye for you. I call it getting out of battery jail. You really got us out of battery jail.

We're so excited to be a part of the change in energy shift to hydrogen. I feel like we're a part of it and it's really exciting for us. I feel like we're doing something great for our future and our children, so we really love to be a part of it.

Jose: You are. Thank you so much, Dave and Mike. It's always a pleasure having you.

Mike: Yes.

Jose: Anytime you want, and thank you so much for talking to us and explaining--

Mike: Thank you for having us.

[applause]

Jose: Thank you.

In Europe-- I'm going to now shift a little bit to Europe. The value proposition for material handling is beginning to make much more sense than a few years ago. The main reason is when you think about the energy environment that Europe is living on right now, and also the interest that many authorities are putting into hydrogen to become one of the main vectors in the energy transition. In that environment, we've been talking for a few years with several companies, but now we've been talking to two of the largest retailers in the European market.

One of them is Lidl. With Lidl, we studied a project. We turn on a site in April of this year. The results have been excellent. That feedback from their operations team has been really, really good. We are right now at the moment talking to them about several sites in 2023 and 2024. Just as a reminder, Lidl has 13,000 stores and operating 30 countries in Europe and also operates here in the US. The opportunity with Lidl is pretty large.

I'm going to roll the video so you can hear about the Lidl experience.

[music]

Speaker 6: [French language]

Speaker 7: [French language]

Speaker 8: [French language]

Speaker 7: [French language]

Speaker 8: [French language]

[music]

Jose: You heard it there. They're looking at more sites and then adding to that, trucks for deliveries. We're going to be there with them. I can assure you that. Now, likewise, with Lidl, we started a project with them at the end of 2020. The project went really well. We've been testing the technology with them. We've been trying the technology with them for the last few months and the results have also been quite good. Lidl-- sorry, Asda is one of the largest retailers in the UK.

You're going to hear today from Frances who is the Material Handling and Innovations Manager at Asda about how the technology has improved their processes as well as what are the plans for the future. Let’s roll the video for Asda.

Frances Spence: Hi there, my name is Frances Spence and I'm the MHE & Innovation Manager for Asda Logistics Services. Asda’s operating model is to ensure operational excellence is at the heart of how we do things. Part of this is to minimize our environmental impact while also implementing solutions through technology where the payback is strong or capacity requirements are greatest.

You can imagine how excited we were at Asda when we were approached by Plug Power to go to trial in Skelmersdale Chilled Distribution Center with the technology that we believed could achieve both of those things. The trial started in November 2020 when the traditional lead-acid factories were replaced by hydrogen fuel cells. The technology was put straight to the test by COVID Christmas peak volumes at the project’s most infant stage. Since then, the concept has gone from strength to strength with colleagues on-site management fully on board with the technology providing positive feedback both from an operational productivity point of view while also allowing the site to see a reduction in energy usage and overall cost.

Don't get me wrong. With any new technology, you will see teething issues at the start, especially where colleagues need to change behavior or their routine. For example, colleagues went from manually changing lead-acid batteries to parking their trucks at a hydrogen dispenser and filling up the fuel cell. However, with the training and support, colleagues were able to quickly adapt to the new technology. We also benefited from the support seen from Plug Power and their fantastic teams along with the onsite resident Plug Power engineer.

We honestly couldn't be happier with how the trial has gone. It's allowed Asda to get ahead of the UK retail market with innovation and given us the pride and the confidence in a technology which is new to the UK and will provide Asda us with the benefits our operating model is built upon.

It's positively changed the operation process. We've gone from colleagues stopping partway through their shift to manually change batteries, which has taken precious time out the operation, sites using a considerable amount of energy to charge the batteries, battery damage coming from colleagues handling them, and of course, lead batteries taking up capacity in the warehouse. All of these things have now either been totally eliminated or significantly reduced as a result of hydrogen and fuel cells.

Since the success of the trial in Skelmersdale, we are now hoping to roll out hydrogen into a further 30% of the Asda network allowing some of our biggest distribution centers the opportunity to move away from traditional lead-acid and be part of the fantastic new technology which will offer them benefits they would never be able to capture otherwise. I look forward to continuing our hydrogen journey with this support from Plug Power. There certainly is an exciting time ahead. Thank you.

Jose: Thank you, Frances. Have you heard Frances is talking about converting 30% of their distribution centers in the UK to hydrogen? 30% to start. I'll convince her to go further than 30%. Now, we are going to be talking about our next major application for fuel cells, which is a stationary. We talk about a stationary a little bit before. In the stationary market, we are deploying systems in different applications. Backup power generation, you'll hear a little bit more about it from Microsoft. Green Power for EV recharging stations. That's an interesting one. I'll talk to you a little bit about that one. Then finally, we are also doing prime power at utility scale. This is something that we are doing with our partner, SK in Korea.

I want to stop for a second here on this application because this is an interesting one and it was an unexpected application for our solutions. Many of our customers that have decided to go into EV fleets, battery EV fleets, I should say, they are discovering that once they start going into their parking lots, into their depots, the areas where they have their battery EV vehicles, they try to get the electricity to power those vehicles. Once they go over 50 vehicles, 100 to 150 vehicles, the power to get to, for those sites, is really difficult to obtain. It's either time difficult or is very costly.

What they're asking us to do is they're asking us to bring a power generator, which is what you see here on the right, is basically a fuel cell that is 1 megawatt to 5 megawatts that actually converts hydrogen into electricity that we've been discussing before. Then with that power that is generated by that fuel cell, large-scale stationary system, then we power the battery EV station.

This is an unexpected opportunity for us. At the beginning, we were a little bit skeptical about it, but we're getting more and more customers to actually tell us that the grid really is not ready to provide all this electricity, especially in certain sites where you have high density, and they need alternative solutions. Those solutions have to be green because otherwise there's no point of having battery EVs. There you have this application and we are expecting this application next year to be one of the largest applications for a stationary. Now, when you put all those opportunities together, we have an opportunity here. We've calculated an opportunity here of $350 billion alone in the US. If you look at it at a global level, the opportunity can reach up to $2 trillion. This is why we were talking about this application specifically being a unicorn for Plug.

Now, companies like Microsoft have already announced publicly that they're moving away from diesel generators. As you know, we did a test with Microsoft for a 3-megawatt power generator for data center backup. That trial or that test was described by Microsoft as a moon landing moment for the data center industry. That was not dramatic, right? Also, described as mind-blowing that we have a generator of this size that actually has zero emissions. Darin and Scott from Plug sat down with Mark Monroe from Microsoft to talk to us about what is the importance of this development in the data center industry. Let's roll the discussion.

[music]

Mark Monroe: I'm Mark Monroe. I'm a Principal Engineer in Microsoft's Advanced Development group in the Cloud Operations and Innovation part of Microsoft. Hydrogen fuel Cells was one of the projects that I started working on a couple years ago when I joined Microsoft.

Scott Spink: Scott Spink. I'm the Director of Engineering for Stationary Power.

Darin Painter: And I'm Darin Painter. I'm the VP of Sales for Stationary Power working with Scott's team and working with Mark on this particular project, introducing our large-scale, megawatt-scale, fuel cell solutions into multiple markets, data centers being a big target of ours from the very beginning. Mark, I know you spoke at our symposium last year. Since then, we've had a lot of activity. I'd welcome your thoughts on really what's changed since you spoke at our symposium last year.

Mark: Of course. We were working on this project last year and we had symposium. It was hard for us not to give sneak peeks into it too much. Really, I think that the last year has been very exciting as we saw the project start to come together. Really, our goal was to inspire not only our industry, the digital infrastructure industry, but the industry at large around the potential for zero pollution generation resources. Proving it could be done at scale was important, and we did that over the last year. Seeing the project come together was really a great collaboration, I think, between our two companies on what we think is the largest hydrogen-powered backup generator that we've ever seen in the industry.

My colleague, Sean James, calls it a moon landing moment for us. That really was. We felt that definite excitement over the last year.

Darin: What is driving the sustainability goals within Microsoft?

Mark: Hydrogen is part of a portfolio of solutions that we'll use to meet the commitment for negative carbon. The other commitment that we made back in 2020 was that we would be at zero fossil fuel-based diesel use by 2030. You'll see Microsoft and, I think, probably other companies use a portfolio, but hydrogen generators will be a key part of that. This demonstration in particular showed the potential for it.

Darin: What are your thoughts on how you feel that PEM fuel cells help achieve not only your sustainability goals but really ultimately your goal, I assume, to replace some of the carbon-emitting solutions such as diesel generators in your network?

Mark: We, Plug Power and Microsoft, had to prove that the PEM fuel cells could act as a diesel generator in terms of response time, startup, cold starts, the ability to accept load quickly. Those are all the things that we verified as part of the development project that we did together.

Darin: What's next for Microsoft and even longer term, what's next for the industry as it relates to PEM fuel cells in your mind?

Mark: I'm going to say a little bit, but then I'm actually going to turn it around. We've proven out the technology at a prototype scale. Now, what we need to do in our next step in our development typically is now we want to test a marketable product that we can take and then start to build into our data center designs around the world. I'll pass it back to you all. What does your next-generation product look like, and when can we have it because that's the next milestone?

Scott: We have a lot more granularity and a lot more modularity built into the system. The system still fits in a 40-foot container. It'll hold up to 15 ProGen 125 units, but each one of them operates independently and is controlled independently. The ability for us to control what the output of the system is and the efficiency of the system and the operating point of the system are all much more flexible and designed to be able to interact not just with a data center backup but all sorts of different applications that customers may have. EV charging and continuous operation, things like that.

Mark: The next difficult thing, which is going to be, okay, now that we've got a hydrogen-powered generation asset, how do we actually fuel it and use it in the future? How do we store that stuff for long periods of time, which hadn't been really been done before?

Darin: We at Plug have really started to fill in those gaps. That is with our ability to supply fuel with our green hydrogen network we're building. I think for you guys to get a comfort level across multiple industries, you need to know that that supply is there, that that supply is green. I think we're bringing that to the table, which really makes a difference.

Mark: I just want to say thanks to the engineering team. Scott, I'm sure we've done it before, but I express my thanks to your engineering team and the whole company that worked together to get this project done. We couldn't have done it without you, and we're very excited for the possibilities going forward. Thanks, everybody at Symposium.

Scott: Bye. Take care.

Jose: We are also excited for the possibilities going forward. It's great to have partners like Microsoft working with us on that. Actually, I was joking before about being dramatic, but it's really mind-blowing what the team has done in this application. It's going to be the big application coming forward. Now I'm going to go back. I'm going to talking a little bit about our on-road activities, mainly our own road activities with HYVIA in Europe.

Andy asked me to be a little bit provocative on this segment, and I'm going to leave you with a thought before I start talking about HYVIA. Just think about some people question about fuel cells being the right solution for this type of applications like commercial duty vehicles and vehicles in general. Take a moment to think about how battery EVs, battery electric vehicles would have fair in the unfortunate situation that we saw in Florida with Hurricane Ian a couple of weeks ago. Think about having a battery EV and being in that situation and how before and after you will fair in terms of being able to regain your mobility.

With that, HYVIA. Only one year after we presented the first prototype, we are now having production vehicles being built in Europe and ready to go on the road in Europe. Not only that, all these customers here have shown interest and they will do pilots in the next few months with HYVIA. HYVIA's going to have capabilities to produce more than 800 vehicles next year, and we are pretty confident that we will have homes for all those vehicles with these customers and more to come.

In the last week, I went to-- not last week. It was a couple of weeks ago. I went to Flins to the factory in [unintelligible 01:40:44], in Europe. I went with one of our largest global customers. We tested the van and honestly, from my opinion was a really cool thing to do and pretty exciting. The customer was also extremely excited. The customer is ready now to do pilots as well, and it's not one of the customers that you see here, so you'll hear more about that in the near future.

HYVIA was at the Paris Auto Show this week. We have a video to show you a little bit more about HYVIA and how the Paris Auto Show went. Let's roll the video.

[music]

Luca: Hi everyone. Great things always start with great teams. Teams that take challenges with passion. This is what is happening at HYVIA. HYVIA is a unique human and technological adventure. It was born from Renault Group and Plug's shared willingness to embark on the road towards hydrogen mobility. For us at Renault, innovation has always been at the core of the company. There was no question. To make mobility more sustainable and to achieve carbon neutrality, hydrogen technology are key. We must take part in the race. This is what we thought. In today's automotive world, innovation is more and more about teamwork. Complex problems require complementary expertise.

That's why we teamed up with Plug and with my friend Andy Marsh to create HYVIA, a hydrogen champion with a mobility champion sharing the same values, innovation, excellence, and courage. We are moving very, very fast. In one year, the HYVIA team has achieved key milestones to build a complete hydrogen ecosystem in France. Recently, HYVIA has been recognized by the European Union as one of the continent's major projects in H2 technology.

This is a crucial step for its future development and the assurance of a massive support for several generations of vehicle. One year ago, I was speaking next to a prototype. Now, you can see the Renault Master Van H2-TECH. It has already been homologated. You will soon cross it on the roads of France and Europe and of course at the Paris Motor Show. Hydrogen revolution is on. HYVIA is on the road. Made in France. That's only the beginning.

[music]

Andy: Hi, I am at the HYVIA factory in Flins, France. I'm excited to be at the HYVIA facility. Plug's been in Europe for over 10 years developing the fuel cell industry with some of our logistic customers, and many of them are going to be customers of HYVIA. This was an idea that really came together as both of us, both Renault and unplug, were committed to this energy transition.

This was a deal that really was cut between myself and my friend, Luca de Meo, about two years ago. Boy, what progress since. You look at it, we're not only building out an exciting vehicle but also the whole hydrogen ecosystem. One thing Plug has learned, you have to have fueling stations, you have to have hydrogen, you have to have the vehicle, and HYVIA can deliver it all. That's why I am so excited.

I look here at this factory, we're already making products. This team has gone from prototype to production in only one year. You got to be excited. When I take a step back, the exciting journey we're on is really just starting. As we go ahead, is really is only just to beginning.

David: Thank you, Andy. Thank you, Luca. Our common objective is indeed mobility decarbonization. HYVIA is a joint venture between Plug and Renault Group. Thanks for that, HYVIA is unique. Is unique on the market because we are the only one to have the full ecosystem, the mobility, refueling station, hydrogen, and the electrolyzer. All that with a very proud "made in France." The hydrogen revolution is on. We are one year old and when we look back, it's amazing what we have realized.

Last fall, we presented no less than three prototypes. In the spring, we inaugurated this very factory with a capacity of 1000 fuel cell per year. In the summer, we may great partnership with Alpine F1 team at the French Grand Prix. HYVIA now is on the road. HYVIA is on the road with men and women sharing the same passion, the same enthusiasm with a great team spirit. HYVIA is on the road with its first homologated hydrogen vehicle. HYVIA is on the road with all-new Master Van H2-TECH, and this is only a beginning.

[music]

Andy: It's amazing, I've been in this industry for 15 years, and to be able to drive a hydrogen vehicle from concept to today so rapidly is something special. David, who's at the Paris Auto Show, is going to tell you more about it.

[music]

David: Thank you, Andy. Here we are in the Paris Motor Show. Very proud to present the all-new Master Van H2-Tech. Isn't it great, Mehdi?

Mehdi: Absolutely. That's fantastic. This year in the Paris Auto Show, decarbonize mobility is going to play a key role. For us, the launch of the Renault Master Van H2-Tech van is one big event. It has zero-emission capacity, 400 kilometers range, and a very fast refueling time of less than five minutes. It's amazing. Look at the product attribute. You have a very powerful fuel cell of 30 kilowatts with a large battery of 33 kilowatt-hour, this low, very long range. You have also high pressure storage, 700 bar with 6.4 kilogram of hydrogen. Look at the cargo compartment storage. The payload is up to one ton. You can even stand up in the compartment with one meter, 80 centimeter of height. This enable professional to load and unload parcel without having to crawl inside the compartment. This is a great product for professional and intensive mobility, isn't it, David?

David: Absolutely. As Luca mentioned, HYVIA is confirmed as one of the project selected in the IPCEI, Important Project of European Common Interest.

Mehdi: Yes. The IPCEI project will enable us to boost our research and development capacity and even to build our own giga factory to manufacture our own fuel cell, assemble our own hydrogen refueling station, and even build some electrolyzers in the future. All those products will be made in France. We are very proud of that. We are announcing our bookings for 2023 available now on our website. We have already very innovative and famous partners joining us for on-road testing. HYVIA is on the road.

David: Yes, HYVIA is on the road and the Renault Master Van H2-Tech is the flagship of HYVIA ecosystem. It's only the beginning because more car coming, the hydrogen City Bus and the hydrogen Chassis Cab.

Mehdi: We are thrilled to develop those products. You know what?

Speakers: It's only just the beginning.

Jose: Quite exciting. When we install the first application with our customers, in general right now is material handling. Customers start looking at hydrogen as a key element on their energy strategy. They've start asking us for more and more applications to complement that strategy and to start using more and more green hydrogen to decarbonize their operations and attain their sustainability goals.

One of those companies is Amazon. As you know, we signed with them a 30-ton-per-day green hydrogen agreement in the summer. Now we are full steam working on getting applications around the material handling, which was the first one to be able to use those 30 tons and beyond. Believe me, and beyond. We're going to have today, Dean Fullerton, who is the VP of Engineering Operations, who has more than 30,000 people working for him, talking to us about those applications and the plans for hydrogen within Amazon. Let's roll the video.

Dean Fullerton: Thank you for the introduction. Hello, everyone. I'm happy to join you from Seattle to speak about our partnership with Plug Power and how green hydrogen can help Amazon meet our sustainability goals. Three years ago, Amazon co-founded the Climate Pledge, a commitment to reach net zero carbon across our operations by 2040, 10 years ahead of the Paris Climate Agreement. Decarbonizing our transportation operations network is key to us reaching this commitment. Amazon continues to invest in a range of technologies because no single solution can fully close the emissions gap.

This includes electric vehicles as well as alternative fuels such as green hydrogen to eliminate the use of fossil fuels. Currently, over 95% of the supply of hydrogen is made from fossil fuels. However, when produced using renewable electricity, hydrogen becomes a promising way to decarbonize industries not amenable to electrification like aviation, steel production, heavy-duty trucking, and cargo shipping. This summer, Amazon signed an agreement with Plug Power to supply almost 11,000 tons per year of green hydrogen starting in 2025. This is enough fuel to power 30,000 forklifts or 800 heavy-duty trucks annually.

Amazon is proud to be an early adopter of green hydrogen, and my team and I are excited to begin using the green hydrogen supply by Plug Power in different parts of our operations. We already have more than 70 fulfillment centers outfitted with hydrogen storage and dispensing systems, allowing us to start using green hydrogen to replace fossil fuels. By 2025, we plan to have 20,000 fuel cell forklifts across 100 fulfillment centers, and that's just the beginning. Across Amazon's operations, we're exploring and testing the use of other hydrogen applications such as hydrogen-powered trucks and vans in our middle mile and last mile fleets.

Freight transportation is a difficult part of the logistics industry to decarbonize. It presents unique challenges to electrification given the cargo size and long distances traveled. We're also looking into fuel cell power generation stations as a way to provide electricity to our Amazon buildings. We are relentless in our pursuit to meet our Climate Pledge commitment to be net zero by 2040. We believe that scaling the supply and demand of green hydrogen such as through this agreement with Plug Power will play a key role in helping us achieve our goals. Thank you for your time today.

Jose: No, thank you. [laughs] You just heard that, right? Material handling is just the beginning. After that, we're looking at transportation, middle mile and last mile. We're looking at a stationary for powering buildings. Exciting things are to come on the Amazon front.

Now, today, I gave you a summary or a review of where we are with our material handling business. You hear from Lidl, you heard from Asda, and you heard from FreezPak on how they extract value from our applications and our solutions. It is incredible to have customers tell us how they actually extract value from fuel cells. It's really exciting to see how the growth of fuel cells is going to happen in the next few months.

I've talked to you about a stationary and about the incredible opportunity, $350 billion opportunity only in the US, and I've talked to you about on-road and what we're doing with HYVIA in Europe. All of that, very exciting. I hope that also excited you about the great opportunities that we have for applications and for green hydrogen with Plug. Now with that, I think we are going to go to a 15-minute break, so please be back in 15-minutes so we can continue with the show. Thank you.

[applause]

[music]

Andy: I guess we're back, hey? Teal, we're back. We're going to have an interesting panel discussion here. I wasn't supposed to be on this panel, but my Head of Europe decided he was going to have a baby in the coming weeks and decided he wouldn't show up. I have to sit in for him, so I hope I do a decent enough job, but even if I don't, I'm sitting up here with two of our great employees, Preeti Pande who runs our marketing organization. She's going to quiz my good friend here, Erin Lane, who I've worked with for 15 years on government relations, who's our VP of Government Relations, and really was deeply involved in all the activity with the Inflation Reduction Act, so on that note, Preeti, I'm going to turn it over to you to ask us some questions.

Preeti: Sure. We are here to talk about the unfolding hydrogen economy. Welcome to our discussion. Those of you here with us at this gigafactory, as well as our extended Plug community. We have a few thousand people joining us online live. Decarbonizing the economy is really the defining challenge of our times. The future is exciting for a company like Plug as we just showed you, but the scale is monumental and massive and somewhat daunting. The US has faced large similar challenges before, and Andy, you are a student of history. How do you see this?

Andy: Well, I'm also sitting here in Rochester, New York, which is close to Buffalo, so back in the 1830s they built the Erie Canal going through this area and this became a real, real prosperous area, and also really opened up the whole industrial Midwest. When you think about cities like Detroit, Chicago, everything that happened there in the 19th century and the 20th century really started with the Erie Canal, and not to be exaggerate but eh, maybe a little bit, when you look at the world today and look what happened with the Inflation Reduction Act, but look at what Plug's doing building out a green hydrogen network across the US.

I believe what we're doing in hydrogen is equivalent to building the Erie Canal. That we're building out the capability for companies to decarbonize, for citizens to decarbonize, and ultimately continue the US as a net exporter of energy, as well as support the US National Security for a long time, and that's really what we're doing in this country and it's really what we're doing at Plug.

Preeti: We got some help from the Inflation Reduction Act. There are a number of fantastic provisions there for hydrogen. It came as a bit of a surprise there, a big surprise for most people but Erin, you had an insider's view. What were the factors, the ingredients, how did it all happen? Give us your perspective on this.

Erin Lane: Well, I will say from our perspective, it was certainly not a matter of if we were going to get the hydrogen production tax credit, it was when we were going to get the hydrogen production tax credit, and it was interesting because there were a lot of starts and stops when it came to what started out as President Biden's Build Back Better legislation that he had started talking about when he was running for presidency. Then it was part of the Budget Reconciliation Act, which is a way that only legislation can get done when there's one party that's in charge of all of the Houses. The Senate, the House, and then the Presidency.

This was a big piece of legislation that was a game changer when it came to healthcare, energy, and climate. We thought it was going to happen, but really, there were a couple of starts and stops, so we said, and even that summer, the president had come out and said he thought he was only going to do healthcare. Senator Manchin who had a key vote had seen the inflation numbers, and he wasn't sure it was going to happen. We did have an insider view, and Andy had the opportunity to testify in front of the Senate Energy and Natural Resources Committee with Chairman Manchin. Andy, you remember when he asked you what was the one thing Congress could do to put hydrogen on the map?

Andy: Yes, so I'm taking all the credit for this. [chuckles] He turned to me and said, "Andy, what do we need to do?" I said what we needed was a production tax credit for green hydrogen, an investment tax credit, and certainly for time. Erin, we did that, and then we had a great meeting with Senator Schumer, and look, there's been no one who's better for this industry and better for Plug than who I consider the greatest senator in the history of the United States, especially since he supports green hydrogen and fuel sales.

Erin: We can all agree.

Andy: I was in a meeting, and I'm there with the senator, and I say, "Senator, what's going to happen, and how much we really need this?" He said, "Andy, don't worry. It'll happen before the fall." I walked out of the meeting with Jerry and Erin, and we turned to each other and said, "This is different than everything else." I'm also the Chairman of the Fuel Cell and Hydrogen Energy Association. We're having a meeting the day before the Act gets struck, and we have high-power lobbyists who work for the Fuel Cell and Hydrogen Energy Association, going to tell everybody, "Nothing is going to happen. Give up." I said, "I think you should tone down your message. I think it's going to happen." They said, "Andy Marsh is always overly optimistic." [laughter] Actually, it did happen. Erin, I think you were hanging out in West Virginia when it happened.

Erin: I was, it was--

Andy: We spent a lot of time and places nobody would ever go.

Erin: Yes.

Andy: West Virginia is a great place.

[laughter]

Erin: It is a great place, and our new friend Senator Manchin, we're really excited to work with his incredible team. We are jumping from the overarching Inflation Reduction Act to what was happening on the hydrogen front but it is tied together for sure. Our champions really wanted to make sure that hydrogen was a key piece to whatever was included in that package. We're really excited and proud about that because things have really changed.

Also, not to exaggerate or take too much credit, but I will say, Andy, that it was years ago when you had really thought together about how we were going to put together a team and really figure out what that game-changing technology or legislation could look like. I don't know if you want to talk about some of those partnerships just as you're about to take a sip. Sorry.

Andy: Well, I think that it does say a lot about Plug. I hope folks see today, we're willing to partner with lots of folks, be it customers, whether it's people supplying us goods, investors, they're all actually here today but we actually did the same. We worked very, very closely with [unintelligible 02:22:49]. We worked very, very closely with Cummings.

We worked very, very closely with people who are competitors but when we had a common goal and mission together, as we do in the Fuel Cell and Hydrogen Energy Association every day, we try to find ground that works for all of us.

Quite honestly, we supported some things in the legislation that wasn't exactly how I would like it but it was how you work with others and make the greater whole come true is what we did as part of a team effort to help this legislation get understood by Congress so that they would give it serious consideration to pass. It was a great journey. Look, the journey continues. I think a lot of our efforts now are in Europe, right?

Erin: That's right.

Preeti: Truly, truly an amazing accomplishment for the US. Erin, but your work, you're busier than ever. Tell us what's on your plate right now.

Erin: That is true, busier than ever. Once legislation passes, that's really just a first step. There's a lot of things that need to be done, and when it comes to the tax credits, the Department of Treasury recently put out a request for information to provide input on what some of those tax credits could look like, and it's way more than just the hydrogen PTC. In fact, they'll probably be putting out another RFI very soon that's very specific to this but lots of work needs to be done. Don and others from our team are leading that effort and so we're working hard on that.

I also want to mention that it was a big year for us in the hydrogen industry and that's really important to note. As Andy said, this is a collaboration. This is an industry effort that we're putting forth. Last November there was a bipartisan bill that passed as well. Bipartisan Infrastructure bill and we're going to talk about bipartisanship quite a bit, but in that legislation, many of you know, is $9.5 billion for hydrogen. $8 billion of that was for regional hubs across the country that will be built out for the production, transportation, distribution, and use of hydrogen. We're really happy to be working with a whole bunch of teams that are coming together to put in hubs applications.

In fact, Department of Energy has recently asked for concept papers and we work with those hubs and go Northeast Hub, [unintelligible 02:25:19], and the other great ones that we're working with and thankful to our hubs team. Then there was also $1 billion for electrolyzers to help bring down the cost of electrolyzers and manufacturing of that, and $500 million for manufacturing and recycling for hydrogen fuel cells and such.

Also, the president announced the Defense Protection Act, which is inclusive of fuel cells and electrolyzers. There's just so much that needs to be done to make sure that that legislation that was passed and those priorities that are put forward are done in a way that is the most useful for our industry and making sure that we understand the rules of the road of how to use them and how to move forward.

Preeti: Andy, we now have the IRA, we know where the goalposts are. What, in your opinion, are some of the top few challenges that we need to take on?

Andy: I always think about these things a little bit differently, but what the IRA has done is really, the US is a demand-generated society, that's how you build businesses. If you think about everything about how the US supported colleges, housing, a lot of it had to do with how do you create demand. What this Act does is really encourage our customers to accelerate. We heard Amazon talk about their 2040 goals to be net-neutral. You heard from Microsoft. This helps accelerate those activities.

You have consumers who want to be green, companies that want to be green, and look, the markets don't price externalities correctly so you really do need these incentives to really help scale these industries, but also creates innovation. This is not only the gigafactory, but the innovation center and companies like Plug, and there's lots of companies in the United States, who acts like this drive us to innovation, which is the best of who we are.

On top of that, why did the solar industry take off? Why do so many industries take off? The US has a unique position in the financial markets. I mean, I think Sanjay talked a little bit in his discussion about how these projects will ultimately be financed. Our strength as a nation, policy that drives demand side, consumers who want goods which are green, companies that are innovative, and a Wall Street that quite honestly provides the funding and capabilities to make this all possible. I think whatever the government puts into this, they're going to receive back tenfold because it is going to generate business today. It's going to generate good jobs today for a green world in the future. I really view this as an incredible win, win, win for the country.

Preeti: Andy, meet with a lot of customers all the time. In your opinion, what are you seeing in terms of areas of capabilities that are going to see maximum growth and deliver the highest impact?

Andy: I think I've listened to everything today, and I think my line is supposed to be the $350 billion Jose's talking about in stationary, which can help in data centers, which can help even the EV of vehicles, the work we're doing with SK in South Korea, which ultimately becomes peaker plants here in the United States. Look, this is going to drive green hydrogen, not only, the opportunity just for substitution and green hydrogen is just huge, when you just think about fertilizer and refineries for fossil fuel. They can start their transition by going from gray to green.

Preeti: We saw the curve that Sanjay showed show.

Andy: Absolutely, Preeti, and look, Ole has deals about putting hydrogen in natural gas pipeline, Sanjay has customers who want to do that today. I mean, this is an inflection point, and it's an inflection point that we've been waiting for, for a long time. Our responsibility is really to take full advantage of it. That means to make sure we deliver customers great products, but it also means that we continue to drive down our costs, and hear at Plug, every time we doubled the number of units in the field, our costs have come down 25%. That's why scale is so important and that's what we're driving, and this policy really helps us achieve that goal.

Preeti: Advance scale, for sure. Erin, you just got back from Europe. What is the reaction to the IRA across the globe? What are you seeing?

Erin: It's interesting that you asked that question and I would say that the IRA has definitely had an impact across the globe. I will say in some places, our friends and allies are excited to see the United States take a leadership role in energy, but I also think that it's making some folks nervous. It's not as though people didn't know that the legislation that was IRA was out there, but I'm not sure that people saw when it was going to happen and if it was going to happen. It quickly turned the United States into a clear winner and leader when it comes to clean energy, particularly in the hydrogen space.

Also, what's interesting is here in the United States we look at energy policy and it's often tax policy, but other countries, especially in Europe, that's not how they drive, how they move forward a policy. When we had some of the conversations with the European Parliament, they're really taking a look and trying to determine what do they do that matches the incentives that we're doing which is not necessarily going to be tax. It's really an exciting time to see what not only is happening here in the United States but around the world of how we are going to build that commitment to hydrogen.

Also, I think that there was a clear understanding that we in the United States are going to be exporting hydrogen. We will be able to help fulfill a need for clean energy in a time when many countries need that right now, but I think we're going to turn it over to Benjamin and he's going to tell us a little bit more about what's going on in Europe. As Andy mentioned, he's our Executive Vice President in charge of EMEA.

Preeti: Let's get the video, please.

Benjamin: Thank you very much. I'm thrilled to be joining you all at Plug Symposium today. The Inflation Reduction Act is not just about the US need. First, because the pragmaticism of the IRA influences European policymakers to go for simpler, more effective rules. For instance, some rules around additionality or temporality in Europe were drastically simplified following the adoption of the IRA.

Second, I would say that the inflation reduction app accelerates Plug's European expansion plan. First, we now have two regional markets with strong regulatory support and subsidies, the US and Europe. Second, companies like Plug will make the economics work much faster for green ammonia or green hydrogen exports from the US to Europe.

Europe plans to produce 10 million tons of green hydrogen locally by 2030. That's more than 100 gigawatts of electrolyzer capacity installed, and Europe plans to import another 10 million tons of hydrogen by 2040.

This is a matter of energy security for Europe, of cooperation with energy allies as you will hear from Minister Alexander De Croo. Plug aims to be this bridge between the US and Europe. This plant in the Port of Antwerp-Bruges is the first building block, and I would like you all to hear directly from Belgium's Prime Minister Alexander De Croo, and from Jacques Vandermeiren, CEO of the Port of Antwerp-Bruges why this first plant matters.

Alexander De Croo: Ladies and gentlemen, secure, affordable, and sustainable energy, that is what we need today. Firstly, we need to secure our energy supplies by ending our dependency on non-reliable states and increasing cooperation with energy allies such as US, but also by producing locally together with partners such as Plug Power.

Secondly, our energy needs to be affordable. Reducing gas and oil dependency makes us in Europe less vulnerable to price volatility. At the same time, investing in sustainable energy such as green hydrogen diversifies supplies and reduces prices. Thirdly, moving to a low-carbon economy is a top priority. Hydrogen is a key factor to achieve this ambition. Belgium has ambition to power Europe by offering stability to investors, offer a predictable regulatory framework, and provide the incentives to transition to climate neutral economy.

Just yesterday we launched our renewed national hydrogen strategy at an event gathering top policymakers, industry leaders, researchers, and innovators. Belgium, with a strategic location in Europe's industrial heartland, is your hub for renewable molecules by promoting a robust hydrogen market, investing in hydrogen backbone infrastructure, working in close partnership between public and private stakeholders.

Jacques Vandermeiren: As our Prime Minister Alexander De Croo has stated, yesterday, the Belgian federal government has presented its hydrogen strategy in the new Federal Hydrogen Council in this very building, the beautiful Antwerp Port House, and that is not a coincidence. Together with local and international partners, Port of Antwerp-Bruges is taking the lead in the transition to a cleaner and climate-neutral economy based on renewable energy and feedstock.

We play an important role in the local and international hydrogen economy by facilitating the supply and production of hydrogen, distribution infrastructure, and transport of hydrogen to the end users in the port and in the hinterland. As of today, the Port of Antwerp-Bruges is working hard to become the green energy gateway to Europe. In order to realize that goal, we need to attract strong players in the energy transition to strengthen our port platform, and that's why we were very honored when Plug announced in June this year an investment of €350 million to establish a hundred-megawatt hydrogen production plant in our port. This plant will produce about 35 tons of hydrogen per day.

Since this announcement, plants are being developed and the permitting process has been started. We expect that by the end of next year, we can move towards the groundbreaking of Plug at NextGen District. The presence of Plug in the hydrogen ecosystem of Antwerp-Bruges is just a fact and that makes us extremely happy. From Antwerp, Plug will make an important contribution to shaping the hydrogen economy in Europe and we really look forward to the next steps and we reach out to Andy, Benjamin, and their entire team to build on our lasting relationship in the years to come. I wish you an exciting event today and I hope to see you all soon in Belgium or the US.

Benjamin: What impressive comments from an important partner, inspiring true global energy transformation. The Port of Antwerp-Bruges is today represented by Philippe [unintelligible 02:38:01], who's at the symposium in person today. We are truly grateful for all your supports along the way. Let me tell you one thing about this project in the Port of Antwerp-Bruges, without making any marketing or sales effort so far, we have built a funnel for as much as five times the hydrogen volumes that our plant will produce less than six months after revealing our ambitious plan to the world, but we'll not just sell hydrogen, there is more than 1,500 acres of color logistic warehouses in the port where we can sell material handling solution or stationary fuel cells to serve short power opportunities.

Over the past six weeks in Europe, we also announced the sale of 15 megawatts of electrolyzers to life. We delivered the first electrolyzer to be commissioned offshore in direct connection with offshore wind turbines in France. HYVIA promulgated its first fuel cell vans less than 18 months after the creation of the JV. You'll hear about our first European pedestal customer in the coming weeks. That's something I'm very excited about. As we ambition to have our European production capacities to account for a large share of plants global deployment of green hydrogen generation plans across the world, you will hear more announcements in the coming months.

More than business achievements we have today 10 times more team members in Europe than two years ago. We'll have soon more than 300 employees in Europe. Plug is one of the largest employers of the Hydrogen ecosystem in Europe. Erin, to your point, the IRA will help accelerate the adoption of the hydrogen economy in Europe by bringing us this freshest decarbonized molecule. As Plug is set to play a central role in the European hydrogen ecosystem, we see Europe as one of our uniforms. Unfortunately or fortunately, we have a lot of business going on in Europe and I can't be here with you in person today, but I hope you enjoy our symposium, and team, I pass it back to you.

[applause]

Preeti: Thank you, so it's really remarkable to see how Plug has become a global company, Andy, in the last couple of years.

Andy: It was important that we got the equation right in our local market. I think we're a very ambitious group, I think folks can probably see that, but it's really important that we deliver great products with great service at the right cost to our customers. We got it right in the United States and now in Europe, not only are we doing certain things by ourselves, like at the Port, but we've gotten great partners like HYVIA, I think you see my friend Luca there and I think what we're putting together is something really unique. I also think when you look at in Spain with ACCIONA, the relationships that have been established there.

You've heard about customers we're selling directly to, you've heard about great partnerships, and there's lots and lots of activity going on about how we can help Europe become secure from dictators who are trying to destroy the world. It's really important and I have some of my friends from the Atlantic Council here today who came to hear about who've talked to us a great deal, how we can make sure Europe, United States work in partnership to make sure energy and we have a secure future, and that's really what we're working at and that's what Plug is bringing to the equation.

Not to again grab our tagline, we are hydrogen at work and I think when I sat down with the people in Belgium and I told them what Plug has done, they wanted to work with us because they knew we would make things happen and we're committed to make things happen here in our United States as well as our second home in Europe.

Preeti: Thank you, Andy. I think Andy, this is a good place for us to close this out.

Andy: I think they want to hear Paul soon-

Preeti: They want to hear Paul.

Andy: -but they have to listen to Sanjay again for a little bit more. I'm going to hand it over to my good buddy Sanjay, to talk about capital formation.

Preeti: Right.

Sanjay: Thank you.

Preeti: Thank you, Andy. Thank you, Erin.

[applause]

[music]

Sanjay: Again, as Andy mentioned, I think you are all certainly looking forward to hearing what Paul has to say, which comes right after this. I think George, we're between that numbers and what everybody want to hear, right? What that, so thank you so much for coming. It's great to see you, and for those of you who haven't met George or haven't come across some of the things he's done, George is the Vice Chairman for Lazard. He's the Global Head of their Energy, Power & Infrastructure business. I think under George's leadership, many of you probably use this Levelized cost of energy analysis for solar and wind and what that has done, he's really the mastermind behind that, and that has become a de facto industry standard.

George has obviously been at Sempra, he's been at KKR, he was at Cravath as a partner, so when it comes to energy, power, and more specifically renewable energy industry. I thought that it'd be great to hear some of George's perspective on how he sees the green hydrogen industry landscape unfolding, how capital formation might play out, and what are the parallels maybe we can all draw from what has happened to the solar and wind industry.

With that, George, maybe the first question here right, is help us draw-- Look, when we first were looking at solar and some of the DOE loan guarantee program, where we're in the same organization, right? It was very different times and costs were high somewhat prohibited. The PPS were much higher level, but today, solar and wind prices have fallen as much it has. What would you say to people in terms of what parallel can we draw between what happened to the LCO of solar and wind, given your experience, and where do you see the whole green hydrogen industry going now that we're all been talking about this IRA and PTC and things like that?

George Bilicic: First, thank you. It's great to be here and the room is filled with optimism, and I don't know if I was on mic when I said to Andy what I thought about his presentation, but it's just great. It's really inspirational but when everyone was fretting about where the legislation was going or not going, what we were saying to people who called us about it was the most important thing to put in this legislation is something for hydrogen because it will let the industry scale.

We've woken up in the middle of a great American industrial policy in some ways without us really realizing it. What we think is going to happen with hydrogen is, it's going to scale, costs are going to go down, and the time frame for adoption, realistic adoption across the different use cases has just been dramatically accelerated because of the Inflation Reduction Act.

We do a quarterly series with CFOs across the utility industry and we invite folks from Plug to this as well, and yesterday we did this session. There's a slide in the materials we gave the group that shows by use case, just about every use case is acceptable from a cost perspective by the middle of this decade and earlier. Hugely important and that's before you take into account the observation Andy made about-- I now don't quite recall it, but when we double the number of units we have in the field, our costs go down by x.

Sanjay: 25%.

George: 25%. We're going to see that and it's exactly what happened in the solar industry. This isn't quite the right comparison and it's an imperfect comparison, but whatever you think about the German feed-in tariff for the solar industry, it allowed the industry to scale and began the great costs down in the industry along with the subsidies in the United States.

Sanjay: George, I think Lazard played obviously a very big role in terms of advising DOE on many things as well. There is lots of activity going on with the loan guarantee program, even for the hydrogen industry. I think was that really the impetus if you were to get the back leverage and the project financing started for the solar and wind? Walk us through the journey of how that played out. The folks from First Solar, and SunPower got some of the loan guarantee program. Then now all of a sudden, solar is an investable asset class, gap structure had changed. Talk about that a little bit as to how do you think it's all going to unfold.

George: I think the fellow running the loan program, Jigar Shah, is incredibly thoughtful and passionate, he has a very good team around him. I think it is the equivalent of a lending institution's team and will be very effective. There's going to be places where the capital is not quite ready to form, where the DOE can provide a wrap or some support right now to allow the capital to flow so their capital is not necessary in the future. There is no need for subsidies, for loan guarantees, or loan support in the wind and solar and storage industry, it's just happening. The capital is going to flow and I think there's probably going to be some places where it's going to make sense for the DOE and other state governments, local governments, to provide support.

Sanjay: Okay. Now we are in a pretty interesting time as well, the rates are rising. Maybe it's a short-term phenomenon, maybe it's a long term phenomenon, and obviously, you and Lazard obviously do a lot of work with infrastructure funds, private equity funds. Has that changed their view on what is that equity return that they're looking for? Maybe even for solar and wind? Is that going to end up impacting the cost of capital for green hydrogen build out? How do you see that playing out?

George: You can look at some recent transactions and it's as if nothing's happened in the capital markets. We think cost of capital will go up but we don't think it's going to make a difference to the energy transition and what Plug Power is going to try to accomplish. There was not a capital formation or a capital access program around the energy transition, it's going to flow. The issue with the uncertainty with the legislation this year was really quite interesting because people just needed to know what the rules were and put aside hydrogen for a moment but in solar and wind and storage, people just needed to know what the rules were, and then the money was going to flow.

The problem with the uncertainty was no one knew how to price the investment. We also said with the presidential election that we didn't think it mattered, ultimately, who was the president vis-à-vis the energy transition because the human race is driving this thing and it's just going to happen.

Sanjay: Okay, so you really don't think the rising rates is really going to end up raising the rates or the equity return?

George: Yes. It's going to raise their equity returns but I don't think it's going to matter for projects and efforts that make sense. If the yield curve steepens, which isn't what the market is predicting right now but if the yield curve steepens, people are going to plug that into the model, and cost of capital is going to increase, but at the same time, the inflation reduction X, other developments, general acceptance of the energy transition across multiple areas will offset that.

Sanjay: Got it.

George: The infrastructure capital is incredibly interesting. We just did this thing with Intel on behalf of Intel with Brookfield. Brookfield is putting $15 billion into a new fab with Intel. There's going to be more of those sorts of things so there remains is almost a capital deployment problem if you've got the capital. We're just not worried about this.

Sanjay: That is good to hear because it's one of the question I'm sure many of the investors here have in their mind, right, is the cost of capital going to really jeopardize the economics?

George: I’ll just make just one caveat which relates to the last point that Andy was making, which is we're in an incredibly uncertain geopolitical environment. It is highly dangerous, incredibly risky, so the caveat on all this capital access stuff is we have a situation in Europe that is almost unimaginable. We freely talk about the potential for nuclear weapons to be used. There's a big geopolitical caveat.

Andy: That's understood.

Sanjay: George, in this commodity environment, supply chain environment, obviously, there's been some upward pressure to the renewable prices, right? Well, how do you see that trending when you look five years out because that's so critical for the cost of green hydrogen going forward? Can you give us your sense on that?

George: We are delaying the publication of our LCOE this year because the data is so bad and costs are all over the place.

Sanjay: That's right.

George: Costs have gone up for renewables, but not as much as other forms of energy, and we think that the cost profile of renewables will not go down at the same pace because they're so low already, but they'll stabilize to continue to decline. We also think a lot of what's in the Inflation Reduction Act is going to get passed on to the customer and get priced into projects. For a little bit, maybe a year or two, different projects will be more profitable, but the competitive dynamic is going to compete the Inflation Reduction Act benefit out of the renewables generation space. Developers will drive down to the returns they've been targeting as opposed to the returns they'd be getting if they were keeping all the Inflation Reduction Act benefits.

Sanjay: Directionally you still think the price will continue to go down.

George: Yes.

Sanjay: Okay. When we think about that $10 to $15 of megawatt hour wind in West Texas, that's not out of possibility.

George: That's not going anywhere, and the efficiencies continue to be guarded around the costs that go into renewable generation, whether it's on through the EPC. Wind turbines continue to get better, their ongoing solar efficiencies and integrating battery storage into these projects, particularly solar. Like, we don't even look at standalone solar anymore because everyone's putting storage around it that's getting better and better too.

Sanjay: George, it's quite exciting for us. Last year, I believe we became one of the top 10 buyers of renewable electricity in Texas. When you talk to all the major energy companies, all the pipeline companies, all the utilities, what are they saying about what role do they think they should play or they want to play in this whole green hydrogen ecosystem?

George: I just take one step back. I think that the sophisticated utility executive or energy executive would say we're going to decarbonize the world and there are going to be about 10 things that happen. It's not one thin, 10 things and we're going to need fossil fuels for a while, and they accept that hydrogen is one of those 10 things and is growing in materiality and they're all trying to figure out the level of understanding of hydrogen is where people were 15 to 17 years ago on renewables when you're in the utility industry. Very sophisticated, NextEra, super sophisticated, but others I think still trying to learn it and understand it and figure out how to deploy that for the benefit of the customer.

There is zero resistance, zero resistance from the utilities to energy transition stuff. The resistance that you find with the utilities is just around managing costs for ratepayers, which is an issue in this industry. Then for the big oil and gas companies, this is adjacent to what they're good at. There'll be more and more focus on this area and a desire to participate in this area. Also, people need to figure out a way, these pipeline companies, we got to figure a way to move hydrogen around, so they're logical partners for you.

Sanjay: Yes, absolutely. George, we might not have a lot of time is the signal I'm getting from Teal here. Just to wrap up, I think cost of capital, despite the near-term environment, should be okay. We will see capital formation with similar cap structure like what we saw in solar and wind. Now, do you envision a scenario where there is a new energy giant that evolves in this whole ecosystem of wind, solar, everything that has happened? How do you see that? Where does the utility fit? Where does a traditional energy company fit because it's a disruptive technology, if you would?

A new entrant probably is thinking differently. How does that ecosystem look like in your mind as one of the most prominent and thoughtful banker 10 years out?

George: I think companies that we think are leaders and will continue to grow, NextEra is a very, very good company, very strong, very good new CEO. They are a energy transition super major. Total is very committed to this. They're still in traditional energy, but their migration to and the energy transition will continue to grow. I think that there are one or two other three other large oil companies who BP Shell all are—see, BP just bought Archaea yesterday, the day before. I'm not sure, but there's going to be some others who emerge in the area that don't exist yet because the total addressable market is so large.

Your total addressable market is enormous. It's not inconceivable to see you filling up a large portion of that total addressable market. If you capitalize that future prospect and bring it back to today, the market still isn't recognizing your value potential. The answer is I don't know but I think some of these big traditional energy companies are going to fill this space because of the complexity of the projects. They need to be able to gather capital to take a lot of risks, construction risk, and things like that.

Sanjay: As you said, hopefully, were one of those biggest players as well, and that's what we're trying to do. That's the work we're trying to accomplish. George, well, thank you so much for taking the trip and being here with us today. We really appreciate it. Thank you so much.

[applause]

Sanjay: Now, without further ado, I-

[music]

Speaker 2: The numbers with that, all yours, my smart friend.

Paul Middleton: Thanks a lot, man. Being the CFO for Plug Power is really difficult. I have to talk in forums like this about what we're going to do. I've got stakeholders here and watching the video that are really interested about when we're going to make money. I got customers that don't want us to make any money and I got my SEC counsel that doesn't want me to say anything. I have to figure out how to navigate all that, which is really, really difficult but I'm going to do my best. [laughs] I want to share a little bit more insight on our financial outlook for the plans that we've been talking about today.

When you think about how big these markets are that everyone's been talking about, the foundation that Plug has established, the penetration that Plug has already made, and the differentiated position the Plug has and can leverage going forward, achieving our growth targets of 5 billion in '26 and 20 billion in 2030 seem very reasonable. To support our growth, we have built a strong platform, which has helped us meet our financial targets. Why did that go forward? Oh, you're moving it. She's adjusting my script here. You have to bear with me. That includes a broad foundation of technologies that enabled our early adoption, deep relationships with multiple industry leaders, new investments that are expanding our geographic and industry footprints, and a strong cost discipline that continues to drive down the total cost of ownership.

Last week, we shared some emerging headwinds in '22, where we could possibly be 5% to 10% below our previous full-year guidance for '22, driven from some supply chain issues and some large projects that may slide to '23. We're working hard to deliver our guidance that we had previously shared, but we thought it was prudent to share those insights as they were emerging. What's important to note is even at the lower end of what we shared, we would still achieve 60% growth year over year.

As we sit today, our revenue forecast for '23 is 1.4 billion, and this represents growth in a number of new markets and products like electrolyzers, stationary, power, on-road, green hydrogen, as well as growth in our well-established material handling business. For '23, we also see progress in our gross margin and cash generation rate.

This stems from near-term step function cost improvements. In electrolyzers, for example, we will be increasing production tenfold over 2022 driven from substantial increase in direct sales, as well as for demand or for our own green hydrogen platform. In fuel, as Sanjay conveyed, this will be a breakout year as we turn on the new green hydrogen platforms and take advantage of the PTC credit.

In service, we're seeing strong performance in new unit profiles as well as all of the reliability investments we've been making in our legacy fleet. There's always many puts and takes to any forecast, like actual volume rates, market conditions, and in Plug's case, noncash customer warrant charges. Given the fourth quarter 2023 forecasts, we could end the year with a quarterly run rate and gross margin of 20% and breakeven ROI which would be a huge milestone and will be a big milestone for Plug.

As we looked at '26 and reaching 5 billion, we anticipate a continued growth rate of 50% per annum, yielding over five times growth from today. For last year's guidance, at '25 at 3 billion, we now think that that's probably going to be up 10 to 15%. Our outlook suggests that we're on track for and maybe even a little bit ahead of our path for 2026. For 2030, we anticipate growing up to 20 billion given the rapidly growing pipeline. This top-line growth is complemented by all the joint ventures that we're participating in, which we anticipate will grow and scale to as high as and maybe north of 20% of Plug's wholly-owned operations.

These joint ventures opportunities not only provide investment returns for Plug but because we will share supply chains and sourcing strategies that will impact Plug's margin profile as well. You can see Jerry and I really smiling over there that how happy we are with all that news.

[laughter]

Paul: Although we're the only two without our hands up so it's regarded, I guess. Backdrop in our growth forecast for a number of market tailwinds like regulatory accelerators that we've talked about today, social poll, and total cost of ownership curves driving increased demand. The recent hydrogen legislation in the US is helping accelerate adoption. We continue to see substantial support emerging from countries around the world as we talked about earlier. As you've heard today, we continue to build on our foundation and expand our commercial relationships. It should increase our addressable market, accelerate adoption, and continue improving our margin profile along the way.

Our 2022 has been an inflection point on many facets with new products and new markets, but one interesting accomplishment and development has been Plug's geographic expansion. This year, over 25% of our sales are outside the US, and we envision approaching in 2030, that it will be over 35%. If you factor in our joint ventures on a global basis, we could have greater than 50% of our commercial success associated with activities outside the US.

Our team talked today about our specific plans to grow our varied markets, and there are some commonality and themes. We need to build on our strong market channels and customer relationships, continue investing in our capabilities, be flexible in our business models to improve market accessibility, and we need to stay focused on the maximizing the customer experience. We have clear visibilities on these strategies and clarity on how to execute.

When we look at our gross margin OPEX leverage, we should see growth in both. This will stem from many factors. We're scaling our key capacity expansions which drive leverage. We've continually innovated improving performance and simplifying designs. We've vertically integrated into key components and capabilities, and we've done it with very nominal investment.

We've built the global hydrogen supply chain and in doing so, collaborate with partners to really reduce cost and improve performance. We've established the green energy hydrogen platform to reduce fuel costs and accelerate innovation. Lastly, we have shown leverage on our cash OPEX base with managed and incremental investment prudently. We expect these themes to continue as we move forward.

Taking a closer look at our gross margin roadmap, we used to have specific initiatives to reduce cost and improve performance further. We've achieved historically a strong margin profile and equipment, and as we scale, we plan to drive continued leverage and continued driving additional design improvements.

On-service, really been about reducing parts costs and improving labor leverage. We have improved our designs and maintenance procedures, which reduce parts costs. We've also more than doubled the number of units to protect since we launched this offering in 2014, and we expect this trend to continue.

Now today on fuel sales, it's been mainly around pass-through activities. The focus going forward as we've talked today is on leveraging our new hydrogen platform. In addition to this, we should see continued leverage on our CapEx supply chain for this new business offering, which also benefits our direct customers, and that's the unique advantage that Plug has. Since our focus from the start has been on green hydrogen with this platform, we're well-positioned to take advantage of the PTC credit.

As I mentioned, we expect to see step function improvements and '23, and based on continued cost, discipline, and volume growth, we should see ongoing margin enhancement which can result in a margin rate over 30% in the next 24 plus months. Given the high level of non-cash charges like depreciation, acquisition, asset amortization, and customer worn charges, this should result in even faster growth in our operating cash flows. Operating income and cash flows really stem from gross margin and OPEX leverage. As we grow the business and drive down cost, that should translate into positive trajectories for both. Our growth forecast suggests we should achieve positive equilibrium on operating cash flow somewhere in the next 12 to 15 months, and this will be another major milestone for Plug. Our base product and service business has historically not been significantly CapEx intensive, relatively speaking, and we don't think that will change.

It's the hydrogen platform that is CapEx intensive but fortunately, as we just talked about here, with a previous panel, long-live infrastructure investments are very attractive to project financing partners. The interest level that we've got have been increasing every year. This should collectively generate lower cost of capital solution for us as we look to deploy and leverage these assets. I sit today with over 5 billion in assets and billions of cash, very well-funded to fund our programs and our plans, and I also have very little debt leverage. As we turn these plans on next year, our plan is to leverage them and circulate that capital to fund the future programs as we continue moving forward.

Given the megatrends in our market and the foundation, we have built the clear strategies we've outlined, we believe our goals were '26 of 5, billion 2030 for 20 billion is very attainable. We've proven the scale matters to improve operating leverage. Given our operational investments and capabilities and cost-down strategies, we were equally confident our ability to improve margin and achieve our targets. Thank you for your time today. Hope that was everything that you're waiting for to hear from me, and I think we're moving on to questions, Andy. Is that right? That's the next thing.

Andy: Correct.

[music]

Andy: We've talked for about three and a half hours, and we'd like to hear from you. Folks who are online, Preeti is taking questions online, but for those in the audience, we have a microphone up there. Don't be shy and go up and ask us questions. We love hearing even your questions, your views, and it's really always helpful. Please come up with your questions, but I know we've already gotten a few online. You want to ask one of us a question?

Preeti: Yes. Why don't we start-

Andy: Why don't you give Mr. Ole one first? There you go.

[laughter]

Ole: Appreciate that.

Preeti: Ole, there's one right here for you.

Ole: Yes, thanks.

Preeti: How do you win Plug Electrolyzer opportunities? Why will you win?

Ole: Yes, I think that's a good question. As we look again at the skillsets that we've developed and the conversations we're having with our customers, the question that I usually end up getting is how does your technology compare with other technology? The way we end up winning is engaging with the customer on discussing really the total solution and understanding really the customer's final operation. A simple example is when you talk to an ammonia customer about their process, it's an industrial process. It's a process that runs continuously, and then you have the conversation on the electrolyzer.

The next conversation you have with them is around the energy profile and understanding how does the hydrogen that I'm producing on the electrolyzer side feed into the ammonia process. Really the conversations we're having with our customers are beyond simply, here's the electrolyzer, here's the cost for the unit itself. It's really the discussion that we have and the engagement that we have on defining the solution with the customer. Today we've been very successful in a good product of the market on that.

Andy: Good. Don't be shy. If you do ever question, please come on up. We got one.

Ole: There you go.

Enrique: Good morning. Enrique [unintelligible 03:12:38]. We have talked a little about supply chain and supply chain constraints, to know how are you're approaching these issues with supply chain. How are you moving in that?

Andy: That's going to be our good buddy head of operation, Dave.

David: That's a hard one right off the bat but expected. We're working to-- we have to remember that what we're doing, nobody else is doing at this scale. No one is even attempting to do it at this scale. We're currently in the process of working with a lot of different suppliers and trying to increase their capability. Well, we're also increasing our capability here from an investment perspective. It's going to be-- it's a journey and I believe that we're taking the right steps right now. We're going to continue to stay ahead of it.

Our supply chain team and our leader supply chain is world-class. We will start to knock these things off. We have some strategic partnerships and things that we're looking at right now to entering into across North America and also in Europe. That'll open us up while we also are focusing on building the entire infrastructure. We're looking at doing what's best for Plug but it's also what's going to be best for the hydrogen economy overall.

Andy: Yes, David, I think maybe, also maybe give an example. I know with the electrolyzer work. There's a lot of examples in which you've been working on to bring suppliers up.

David: Our electrolyzer design is the first of its kind really. We're working with some suppliers here locally in New York State. We're taking these designs that were the first of their kind, and when really world class and we're working with the suppliers to increase their capability to make it easier for them to manufacture some things that quite frankly, are difficult, but not impossible. Dan's feeling every day, and we talk about it every day.

When we look at some of these core competencies, and what we're trying to build out within the supply chain, it's both about figuring out what the next best thing from a technology perspective is, while also being responsible and making sure that we're making the right choices from both a cost and scale perspective. Some suppliers up here in New York State as far as [unintelligible 03:15:05] or [unintelligible 03:15:06], I'm sorry, and some of the other GDL suppliers outside of just Freudenberg to make sure that we're setting ourselves up to scale appropriately is what we're working on today.

Andy: Preeti, what do you got?

Preeti: Andy, a lot of questions about the market being very attractive for new entrants. Do we think that our integrated model will help us scale the business and build a durable competitive advantage versus everybody else who's trying to get in?

Andy: That's a real good question. Maybe I'll duck that one and let one of my team. When I think about it, the advantage comes from first the resources the company has put in place. Those resources actually has a lot to do with the knowledge that's been accumulated, now, not only at their time at Plug but over the years. You heard Dan talk. Dan has been doing this for 30 years. The knowledge base that we start from gives us a distinct advantage. I think the second item is that I'm going to make a pretty bold statement, Plug has been pretty right over the last 15 years about what markets make sense, and what markets don't make sense.

We've made the investment, which I think we've used our resources wise. I talked early in the discussions about thinking about the whole hydrogen ecosystem, and the importance of hydrogen, and then really green hydrogen, and how we're using our investments dollars to really get a head start over everyone. That ability to think from a system approach, not only from what we say, but I think today, you should have gotten a sense. We really know how to listen. We may have been right of many things, but it's really we're right because we listen to great customers. Many of them are here today.

I saw my friends with Walmart, my friends from Amazon, I've seen our friends from FreezPak, partners like HYVIA. That ability to listen and understand really gives us a distinct advantage. Then on top of that, I got great technologists. I have a CTO organization that is led by Tim Cortez. I sit back and we're involved and people may think, "Why are these guys hanging out in airplanes?" We're hanging out in airplanes because we're really learning about technologies for the future.

We have patents on low-weight plates, which are really unique. We're really thinking through weight, efficiency, size, all the key items that will allow us to continue to expand and be the true leader in this industry. Now it looks like we got another question at the microphone.

Arvind: Yes. Thank you. I have two questions, actually. This is Arvind Mohandrone from [unintelligible 03:18:20] Corporation. We are a supplier to Plug. Thank you for a great symposium. Maybe first question for Paul. You talked about the revenue projections. Could you shed light on maybe the breakdown electrolyzers versus fuel cells of that 20 billion in 2030? What do you expect?

Paul: Yes, I think we probably didn't do a good enough job in the chart. We have a chart in there that shows that mix. I think what you'll see is over the '26 and on into 2030, green hydrogen and electrolyzers are going to grow by and far to be a bigger portion of our business. That's really where the material handling and new applications are going to grow substantially. I would say this, I'm going to preface it with this. It's unbelievable. If you go back a year ago, none of us thought stationaries as I talk today was going to be as big as it's going to be. Our view on this could change depending on how that market unfolds.

When you look at it I think if you look at those projections, it goes out, it's like 60, 70% of what those numbers are, even though those other base businesses are growing in terms of what we're seeing right now.

Andy: I think, Sanjay, you showed 3.9 billion.

Sanjay: That's right.

Andy: I think, Ole, you showed.

Ole: 7.3.

Andy: 7.3 billion.

Ole: By 2030.

Andy: Yes. Jose, I think, the rest is you-

[laughter]

Andy: I think about the third of that's material handling. The other 2/3s are new markets.

Ole: New markets.

Andy: Especially with stationery products. I think that's how we see the mix.

Arvind: Great. Thank you for that. My second question is on IP. You touched upon it previously. How important is intellectual property coverage for Plug and maybe even others in this industry?

Andy: I'm going to make my CTO answer that one.

[laughs]

Andy: You're going to have to project him or go to the mic. They're laughing over [unintelligible 03:20:28] [laughs].

Tim Cortes: Thanks for the question. We've been spending a lot of time in the last couple of years looking at our IP portfolio which consists of not only patents and trade secrets, but also the other IP that's part of our business, particularly in manufacturing, right. There's a lot of IP that's not necessarily patents and trade secrets, but how we operate, what our procedures are, how we actually build things, they're really critical to us. What we've done is we've actually put together a team that actually reviews patents on a regular basis.

We have a process in place where we encourage employees that are working on technology and innovation to put forward ideas so we can actually evaluate and we really want to drive that portfolio patent as we look forward. We're in the process of doing some economic value assessment of that as well, so we can understand really what our portfolio mean to the enterprise. We've been doing a lot to try and spur that and drive that from an innovation perspective because that is one of our cultural values at Plug is innovation. It's really important.

I also tell my team technology without driving and being supportive as a business just we're not going to do that just for technology's sake. It's really about how do we have solutions. How do we have economic value and how do we help our customers solve their solutions?

Andy: You got another one online, Preeti?

Preeti: Sure, what is Plug doing? Is Plug thinking about salt caverns today and how about pipelines?

Andy: You want to give that one, Sanjay?

Sanjay: Sure, just repeat the question.

Preeti: Salt caverns, and pipeline.

Sanjay: Again, as I briefly mentioned, during the prepared remarks earlier, we actually do have a lot of work going on, both on the pipeline, as well as on the caverns side. Now, we want to be thoughtful about it because it doesn't make a lot of sense to just go and do a small distance pipeline two or four-inch diameter pipeline. You got to really think about where the optimal solution comes into play because pipeline delivery, we compare that to how does that look like versus doing the liquid delivery from an [inaudible 03:22:40] perspective, where the economic starts to change.

We do have a lot of activity going on in the pipeline area. We're talking to a lot of players and trying to think about who might actually and how many of them could potentially be an ideal partners for us. Now, on the salt caverns, the same thing we actually have multiple partners we're working with, as a matter of fact, evaluating some real projects and thinking through, are we going to look at salt caverns as energy storage solution to think about forming the grid? Is that going to be somewhere where we think about a geological formation where you got a massive wind farm, massive 12-inch pipeline, moving a lot of green hydrogen, then the salt caverns as a storage solution to form the grid create that resiliency?

Again, salt caverns and a lot of stories for hydrogen is not a new concept. It's been done before, there are some of those existing ones. Give us a couple of quarters, I think we'll be able to talk a lot more about it in a lot more concrete way. I don't want to jump the gun but there is a tremendous amount of work going on in both of those areas for us.

Andy: It looks like we have another question from a long-term investor.

Speaker 3: How are you doing, guys? Congratulations on all the successes this year. You've proven financial and business use cases with material handling with the larger warehouses, distribution centers, Amazon, and Walmart, and those customers. Now you're looking at getting into the smaller warehouses. What might we see some of that revenue stream coming in and how big of a revenue stream might that be? I think a lot of us are interested when we might hear something on the class 8 side.

Andy: I'll take the class 8. I'll let you handle the first one and I'll take the class 8.

Sanjay: For material handling, I understand the question is when are we going to see revenues or the revenue stream for the smaller sites, right?

Speaker 3: Yes, sir.

Sanjay: We are already seeing some revenue from the smaller size this year. One of the mixes that we're seeing this year is that revenue account from non-pedestal customers is growing greatly, thanks to specifically those type of customers that are smaller customers than they are doubling our addressable market. I'm expecting that next year we will see even more so of that.

One, because of new solutions, as I said before, that we have for those customers that are smaller, more tailored hydrogen infrastructure solutions, but also because of the hydrogen that we are going to be producing ourselves is going to be much more competitive and we're going to be able to penetrate much more those markets. We see already some of that, it would be growing much more in 2023 and 2024.

Speaker 3: Thank you.

Andy: On the class 8 vehicles, we've been cautious. The relationship you see out there with our vehicle with Renault is really the type of relationship we think about. Why does this relationship with Renault work? It's really, I had one of our pedestal customers at the facility in France and we spent most of the time talking about not just the vehicle, but how you service that vehicle, what the dealer network looks like for the vehicles.

I don't think you can be successful in the vehicle market unless you put all three pieces together. On top of that, we need your fuel. That's a real advantage. Everything we do is very, very thoughtful around that. There are 40 specs that went out that have technology. Very few of those specs have that whole system. What we've learned when you listen to us talk about the hydrogen ecosystem, we need a partner who can help provide the whole system.

We can provide hydrogen, we can provide fuel cells. We don't have the service network that can support that today. We don't have that dual network and those relationships at the local level you require. That's the amazing thing about Renault. There are probably 200 people they're talking to about those vehicles that come from their dual network. If a vehicle needs to be serviced, they know how to get it done.

That's why that partnership works and any partnership we do has to include that. By the way, every thousand trucks is about 35 tons of hydrogen. Well, I listen to the customer, I do that's it. That's kind of how we view the world.

Speaker 3: Thank you, Andy.

Andy: What else have we got, Preeti?

Preeti: All right. Andy, here's a good question. There's a good chance of dynamics of the house incentive change. Thoughts on how this might affect hydrogen policy and deployment of hydrogen in the US.

Andy: You want to go to a microphone?

Erin: Yes, just took off my microphone. Thank you. The good news for us is that hydrogen is 100% a bipartisan issue, and we're really pleased to say that, experience has told us so. Also, I referenced when I was talking earlier the Bipartisan Infrastructure Act that brought parties together. There may be a change in dynamics in the house maybe in the Senate, and also we have great relationships. It's worked well for us in last couple of years. We've got Leader Schumer who you talked about, also Congressman Morelle who represents Rochester area.

Congressman Tonko who represents our Latham facility, but we also have great partners all over the country who are of both parties. When we were working on the investment tax credit for the fuel sales back, when it was clear that both parties came together to fix the issue, they made a commitment to work together, and we're going to see that kind of support as well. Andy, I want to pass it back over to you because you've had some really great conversations with Republicans as well as Democrats.

Andy: Hydrogen is not nearly as a quite honestly as controversial as solar can be sometimes. If you really think about the kind of senators I speak with, they come from places like Louisiana where we're building a plant, from places like New Mexico, from West Virginia, from Wyoming. These are traditional fossil fuel states. Hydrogen looks a lot like what they do. Sanjay and I think George mentioned the importance of pipelines. If you talk to people like Senator Manchin, pipelines are critical and create lots of jobs.

Probably one of the big difference about hydrogen versus some of the other technologies is it does create lots of jobs, creates jobs in pipelines, it creates jobs and you see these trailers and delivery of hydrogen. You see more people have plants to maintain them. It is a job creator. It also looks-- I made the statement and I don't know if you caught it, about 25% of Plug's employees come from the oil and gas industry. We've transformed 300 people between the Netherlands and India from being fossil fuel folks developing products to creating renewable hydrogen products.

Those skill sets are completely transferable and that's attractive to fossil fuel states. When you're in the center from Kentucky's office, I won't say which one, they will tell you that they know the transition's coming and they understand that hydrogen is much more natural transition for their economy than maybe some of the other alternative energy solutions.

By the way, they're also really smart. I'm stunned you're in it with center of Cassidy from Louisiana is the difference between liquid hydrogen, gases hydrogen, green ammonia, green methanol, how they all fit together. These folks really understand energy, they really understand hydrogen and it looks like we got another question.

Bridget Van Dorsten: Hi, Bridget Van Dorsten with Wood MacKenzie. Thank you for your presentation so far. Considering all of the gigawatt announcements that we see in the news, it was really wonderful to see the study with McDermott that you did about the one-gigawatt concept facility.

I was wondering if you might be able to speak to the economies of scale that could be achieved when going from 120-megawatt size plants to one-gigawatt size plants, particularly with the balance of plant.

Andy: You want to take a shot, Ole?

Ole: Sure, that's a good question. What I showed you earlier today is that we were basing 120-megawatt system on the 10-megawatt array and that has an anode vessel for the hydrogen attached to it. When we look at large plants and now imagine you're replicating that 100 times for a gigawatt facility.

When we look at larger plants, we're looking at the array that we designed and trying to see what could be moved off of that so that when you look at really the technology that we provide, the connection to the stack itself it's minimal. It's really just the electricity and the water that gets to it. Then when you look at the outside of the facility, let's look at pumps, let's look at gas treatment, let's look at the cooling side of things, and scale that up.

Today a lot of our innovation has been let's start with a stack and work outward from there. When we now start looking and thinking of the next phase and that's why I said after the video, I'll be back next year and it'll be different. We're already thinking about what do I have where I thought inside out that I need to be looking from the outside in.

As Andy was saying, we have a lot of people that come from the oil and gas industry, there it's looking at what sizes exist already in pumps, in water treatment, in hydrogen treatment, and then work from those out toward our stack. I expect you'll see that in a lot of improvement from that on the cost side.

Andy: Sanjay, you may go because you made a statement about gigawatt-size plants too.

Sanjay: Again, just to add to what Ole said. Some of the other areas where I think not even just the balance of plant, how do you even think about power supply? How do you actually think about standardizing that? Thinking about getting the supply chain benefit for that. How do you actually also start thinking about rectifiers? Should you be thinking about bigger than five-megawatt rectifiers because that's the largest you get from the solar industry right now? If you do a 10-megawatt skit, should we be thinking about what else can we do there?

Then another thing that we can optimize and avoid with some of the work that we're doing in our green hydrogen plant is the hydrogen duct comes out of the electrolyzer. It comes at 40 bars, so you don't need the compression before it goes into the liquefaction. There are things that we can do. When you go from that 15 to 45 to 75 to then again this gigawatt scale plant, it's I think going to be continuous progress with the balance of plant. We're going to keep learning, we're going to keep optimizing and as you know, our goal is pretty straightforward, keep driving the cost down. That's what I would say.

Bridget: Thank you.

Andy: Thank you. Looks like we got another question from the floor.

Kevin: Kevin [unintelligible 03:36:01] a quick question. I saw the announcement about the Plug All-In-One. I was just curious about what the demand for that is or you guys are seeing potential profitability that you guys see from that market.

Andy: Plug all?

Kevin: The Plug all announcement to that.

Sanjay: I got it. Sure. Again, I think we've been working with Olin now for quite some time. Our plant in Tennessee is also where the Olin is our partner. We get the feed gas from them there. Now, we're building this plant in St Gabriel, Louisiana. By the way, we're going to get this plant done very, very fast. It's almost a replica of what we're doing in Tennessee. Now, we could sell out that plant completely today if we wanted to. We have demand for that and the pricing actually is very, very attractive based on what the cost is going to look like. It will actually be in line with the gross margin target that we have highlighted of 30%.

Now, one of the things that Olin and we are trying to do is the CI score for that plant is not as attractive as the CI score for some of our green hydrogen plant. How do we collaborate? How do we think about driving the CI score down so that we can also optimize production tax credit together for partnership? If that were to happen, if we can really optimize that, the profitability if anything goes up. We don't need that production tax credit for it to get to that 30% gross margin numbers. We could actually take that number up, and don't be surprised, as we said at the press release. Hopefully, there is more to come. It's been a good partnership and we'll continue to expand that relationship.

Kevin: Thank you. Just to clarify, there was a Plug All-In-One.

Preeti: All-In-One product, Jose.

Kevin: Product as well?

Andy: Yes. The All-In-One product. All-In-One?

Preeti: All-In-One product. Yes.

Sanjay: Not The Plug-Olin partnership.

Andy: Oh, the Plug All. It wasn't the Plug-Olin partnership, you were talking about? [crosstalk]

Sanjay: You got the answer to all of that.

[laughter]

Andy: That was a good answer too. You want to talk about it, Preeti? Preeti, you want to take a shot at that one?

Preeti: Sure. Clearly, this goes back to a question that came up which was what are we doing about smaller sites with smaller fleets? How do we make bringing hydrogen to the site more economical? We've developed a product that has an electrolyzer that will be generating hydrogen onsite, and that helps with the economics for smaller sites. We've announced the product recently and it was actually put in place because we had a interest from our customers. We're ramping up, the interest is ramping up and we're getting interest from customers.

Kevin: Thank you. The Olin is a good deal too.

[laughter]

Sanjay: It was a good question to answer.

Andy: What else we got online, Preeti?

Preeti: Andy, a good question here. Because of the war in Ukraine and other issues, do you see increasing energy prices or lack of access to energy having any effect on the rate and pace of energy transition in Europe? You were just there recently.

Andy: I think it's a real interest. The question has to do with the energy transition. I had the wonderful opportunity to meet with members of parliament at the EU. I was invited to have lunch with the five members of the industry and energy committee. That was really the heart of the discussion. On the positive, there were representatives from Germany there, they felt comfortable that the heating issue was going to be not a big problem this winter, but most of the discussion was about how Plug could help build plants more rapidly. Especially, we had lots of discussions where you want to build in Europe today.

We have the wonderful deal with ACCIONA, Jose, you can do solar at $25 a megawatt that works. Benjamin has lots of activity going on. We talked to MPS from Sweden about using hydropower in northern Sweden to bring that down into central Europe. Leveraging electrolyzers essentially at essentially very much like what we're doing in New York. Finland has an incredibly aggressive plan about how to become a major energy supplier from Europe. Denmark you know we've met with them.

I have some friends from the Atlanta Council here who we met with leadership in Denmark, where they're looking to do 30 gigawatts in the Baltics as well as more in the North Sea with electrolyzers. That investment is continuing. You heard from Benjamin when he was speaking, the Inflation Reduction Act really is also driving simplification in Europe. I believe in Europe, what you're going to see is-- and you can see the northern tier, the Nordics in Europe are really aggressive about how they become net exporters of energy using their wind power.

Places like Spain are looking how they become net exporters using solar power and I think that equation works right. For the United States, a big opportunity, quite honestly, is that along with Chile, Australia, we are the low-cost producer of green hydrogen and green ammonia. Europe recognizes that and expects to get half their needs from the rest of the world.

I'm being provocative here but Europe is beginning to understand they want to depend on reliable partners, who are engaged with the same-- have the same national security issues that we have in the West. I've lived through unstable regimes a number of times in my life. I remember 1973, waiting in line for hours for gasoline. 1979, I had my own car then, I would go to my friends at night at gas stations, pay for it and get gasoline. Europe is going through the same thing at a much larger scale today and there's a recognition. They can't be dependent upon these targets. When you have those discussions, it's clear.

Preeti: We have--

Andy: Yes.

Mike: I have a question about the IRA. The tax credit has a term of 10 years, do you see a long-term effect after the term ends? If not, what would be the market in the US after the IRA finished?

Andy: I'm going to give my view. When you look at it, what's our responsibility? We have a responsibility here to leverage the IRA, the scale and drive down costs. As mentioned earlier, that cost is going down every time we double the number of units in the field by 25%. We have an obligation that leverages the scale to help develop our suppliers to make costs in this industry lower. That being said, I don't have a crystal ball to 2033 but I would say this.

The IRA makes a lot of-- I would contend the IRA is just our nice way to provide benefits that the oil and gas industry and fossil fuel industry receive today. The fact that they're polluting our air, the fact that they're creating climate change the fact that they're impacting your health, all those items have a cost. We don't like to pay taxes in the US, and we don't like to put those costs in. I would contend by 2033, those costs will still be real, and that there may have to be when the world looks at it, some offsets to those costs that are happening. I look out now, beautiful trees, beautiful time up here.

It is really important that those climate change gets addressed. Our obligation is we're going to drive down those costs. Hydrogen fuel cells, I worked in wireless industry are going to be a lot more cost effective.

Mike: Thank you.

Andy: I think I'm going to let-- Oh, we got another question before I free us off, so go ahead.

Krista: Thanks, I'm Krista Andrinos with RBC. Maybe, I guess, on margins here, can you maybe speak about the progression, I guess, specifically to the PPA and fuel business? What's driving that improvement next year? Then also, going back to the prior outlook, I think 30% gross margins in 2025, 17% operating income that really hasn't changed going into '26 despite the IRA. Maybe just talk about the pieces behind that. Why now movement?

Andy: Yes, go ahead, Paul.

Paul: Well, I want to say I undersell and over-deliver, because I usually get yelled at when I don't deliver. If that's the case and our numbers. I would say a couple of things. On the fuel, I think we talked today extensively about the fact return and all this new capacity. It's a dramatic-- I think this is probably one of the under-recognized facts with our fuel proposition. It's going to be a dramatic differentiated cost structure for us. As we turn that on next year, and we start selling that fuel, in addition to taking advantage of the PTC, it's a game changer.

That's why-- historically, it's been such a drag on what we've been doing, but when Sanjay says we're going to end the year at breakeven, it's slightly positive on the fuel basis. We still have a big legacy portion that's winding its way through, but it's going to be a step function change. That's going to be a huge contributor. PPA is really two things. It's service cost to services arrangements, which we see continues to come down.

We've got situations where we've put in reliability investments, and it's had a 70% part cost reduction at sites. We've put more resources than we ever have on reliability and improving the performance profiles, and we're seeing dramatic changes. The other piece of PPA costs is the financing costs of those arrangements to be honest. We have seen step function benefits from that, just moving back to the 30% ITC. Now as we move into next year, we think we could potentially go into the 40% and maybe 50% and take advantage of those benefits in certain regions. That has a dramatic effect on our cost.

Another dynamic that has affected is some of those legacy arrangements have wound down, we've been able to buy back some of those assets and now we're leveraging them into longer-term agreements and they become cash cows. There's a lot of things moving in those pieces. In terms of the 17% for '26, I think, again, the main thing I would leave you with is hopefully we've under undersold and we're going to be prepared to over-deliver.

Andy: Thank you. For those who are here we had over 250 people register, for those who are online, I really appreciate the time you spent with us today. One of our missions was to show you real things. Lots of people talk about this hydrogen economy, talk about fuel cells. Plug Power does it.

Now, I think I started out this discussion by saying you walked our gigafactory last night, you talked to experts, which you can't find anywhere else in the world in one building who are really deeply involved in making the technology that we know how to implement lower costs and provide our customers better products.

We do lots of things. You saw our cryogenic capabilities with the trailers, you saw the electrolyzers, you saw the HYVIA vans. You also heard testimonies from our customers. People quite honestly like working with Plug. I can tell you one of the things that I woke up this morning, I said to myself, "What's so unusual about this event?" I had an analyst say to me last night, "You're trusting us with all your customers around?"

The answer is yes. We're the folks who want, who are going to lead this transition, who as my friend Sanjay says, we are creating the company which is the category leader. It's important that all of you help us. We need great employees. We need, we need great partners and many of our partners are here today. We need the financial community. We're not afraid. We're willing to get us all together and help build something special.

Plug is a special company. I've been so fortunate to work here for almost 15 years. I've worked with great people. I've watched great products being developed. We've had great people join us from other companies. This is a unique experience and it's one that I hope you fully appreciate over the past few days. In summary, I like to think that it's not like anybody on this stage except Preeti, did anything to make this event happen. My buddy Teal Hoyos over here, who I've been with most of the last 14 years, Teal has actually done this four times for me.

[applause]

Andy: I've had great executive assistants over the years. Noel de Petro and I've been at it, what, eight years now? Noel and she teases me. I interviewed her. I was wearing sweatpants and sweatsuit when we interviewed for the job. Best EA I've ever had. Deeply involved in making all this happen. I want to thank you, Noel, thank you, Teal, and thank all sorts of other people. I know Meryl's here and a large, large team behind Teal, Noel, and Preeti to make this all happen. I think we're going to feed people again, right, Noel?

Where are we feeding them? Right back where you ate breakfast. I really appreciate all you for coming. I know many of you have come from long distances, from Europe, from New York City, from California, all over the country. Thank you for coming. I really appreciate it.

[applause] [music]

[03:51:14] [END OF AUDIO]